EXHIBIT 2.1

PURCHASE AGREEMENT

by and among

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION CARIBBEAN ASSET HOLDINGS, LLC

ATN VI HOLDINGS, LLC

and

ATLANTIC TELE-NETWORK, INC.

Dated as of September 30, 2015

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INDEX OF EXHIBITS

Exhibit A		Escrow Agreement
Exhibit B		Loan Agreement
Exhibit C		Security Agreement
Exhibit D		Buyer Parent Guaranty
Exhibit E		Subsidiary Guaranty
Exhibit F		Secured Promissory Note
Exhibit G		Subordination Agreement
Exhibit H		Assignment of Membership Interest
Exhibit I		Union Contract Extension
Exhibit J		FTI Letter Agreement
Exhibit K		FTI Transition Management Services Agreement

INDEX OF SCHEDULES

Schedule 1.A	Excluded Assets
Schedule 1.B	Net Working Capital
Schedule 1.C	Rate Adjustment
Schedule 1.D	Closing Pension/OPEB Shortfall
Schedule 3.01(a)	Seller Entities’ Jurisdictions of Incorporation/Formation
Schedule 3.02(a)	Seller Entities’ Equity Ownership
Schedule 3.02(c)	Voting and Non-Voting Stock or Equity Interests
Schedule 3.02(e)	Seller Entities’ Options
Schedule 3.03(c)	Notices, Consents and Approvals
Schedule 3.04	Compliance with Laws
Schedule 3.06	Taxes
Schedule 3.07	Litigation
Schedule 3.08(a)	Financial Statements
Schedule 3.08(c)	Other Liabilities
Schedule 3.08(d)	Closing Indebtedness
Schedule 3.09(a)	Affiliate Transactions
Schedule 3.09(b)	Affiliate Indebtedness to the Company
Schedule 3.10(a)	Owned Real Property
Schedule 3.10(b)	List of Real Property Leases
Schedule 3.10(c)(i)	Valid Leasehold Interests
Schedule 3.10(c)(ii)	Subleases
Schedule 3.10(c)(iii)	Tenancy Agreements
Schedule 3.10(d)(i)	Real Estate Permits
Schedule 3.10(d)(ii)	Leases Requiring Consent
Schedule 3.10(e)	Conditions
Schedule 3.11	Tangible Personal Property
Schedule 3.12(a)	List of Intellectual Property
Schedule 3.12(c)	Intellectual Property Infringement
Schedule 3.13	List of Company Contracts

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Schedule 3.14(a)	List of Insurance Policies
Schedule 3.14(b)	List of Claims
Schedule 3.14(c)	Termination/Lapse of Insurance Policies
Schedule 3.15(a)	List of Permits
Schedule 3.15(b)	Status of Permits
Schedule 3.16(a)	Employee Benefit Plans
Schedule 3.16(d)	Noncompliant Employee Benefit Plans
Schedule 3.16(e)	Employee Benefit Plans Subject to ERISA Title IV
Schedule 3.16(g)	Employee Benefit Plans Providing Retiree Health & Welfare Benefits
Schedule 3.16(j)	Outstanding Company Contributions to Employee Benefit Plans
Schedule 3.16(k)	Foreign Employee Benefit Plan
Schedule 3.17(b)	Labor Complaints
Schedule 3.17(c)	Collective Bargaining Agreements
Schedule 3.18	List of Environmental Permits
Schedule 3.20	Events Outside Ordinary Course of Business
Schedule 3.21	Accounts Receivable
Schedule 3.21(b)	Uncollectable Accounts Receivable
Schedule 3.22	List of Business Names and Addresses
Schedule 3.23	List of Bank Accounts
Schedule 3.25	Privacy and Data Security Matters
Schedule 5.04	Potential Contravention
Schedule 5.05	Permit Qualifications
Schedule 6.01	Conduct of the Company
Schedule 6.01(a)(ii)	Budget
Schedule 6.01(a)(vii)	Metrics
Schedule 6.01(a)(x)	Required Conduct
Schedule 6.01(b)(xx)	Tax Matters
Schedule 9.01(c)	Governmental and Third Party Consents
Schedule 9.01(r)	Renewed Permits

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into to be effective as of September 30, 2015, by and among Caribbean Asset Holdings, LLC, a Delaware limited liability company (the “Company”), National Rural Utilities Cooperative Finance Corporation, a member-owned, nonprofit financing cooperative incorporated under the laws of the District of Columbia, and the sole member of the Company (the “Parent” and, together with the Company, the “Sellers”), ATN VI Holdings, LLC, a Delaware limited liability company (“Buyer”), and Atlantic Tele-Network, Inc., a Delaware corporation and parent corporation of Buyer (“Buyer Parent”). Unless otherwise provided, capitalized terms used herein are defined, or the definitions cross-referenced, in Article 1 below.

PRELIMINARY STATEMENTS

A.The Company, through its ownership of operating Subsidiaries, is in the business of marketing, selling and providing wireless and wireline telecommunications, broadband (including data transmission via undersea cable), video programming services, hosting, storage, VOIP and managed services throughout the United States Virgin Islands, British Virgin Islands and Sint Maarten, a constituent country of the Kingdom of the Netherlands (the “Business”).

B.The Buyer wishes to acquire the Business from the Parent by purchasing all of the issued and outstanding right, title and interest in and to the member interests in the Company, and Parent desires to sell the Business to the Buyer by the sale of all such member interests in the Company, on the terms and subject to the conditions of this Agreement.

C.In connection with the transactions contemplated hereby and as a condition to the consummation thereof, the Company shall, or cause its direct or indirect Subsidiary to, sell, assign, transfer and convey to a third party all right, title and interest in and to the Excluded Assets (such transactions, each, a “Divestiture” and collectively, the “Divestitures”).

D.In connection with the transactions contemplated hereby, Buyer Parent and FTI Consulting, Inc. (“FTI”) have entered into a letter agreement, attached hereto as Exhibit J (the “FTI Letter Agreement”), concerning, among other things, transition management  services which may be provided by FTI to Buyer, the Company and Seller Entities after the Closing on the terms and subject to the conditions set forth in the form of transition management services agreement attached hereto as Exhibit K (the “FTI Transition Management Services Agreement”).

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01  Definitions.The  following  terms,  as  used  in  this  Agreement  and  the Exhibits and Schedules hereto, have the following meanings:

“Action” means any suit, litigation, hearing, examination, inquiry, investigation, audit, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or at equity, before or by any Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that (i) for purposes of Section 3.06, Section 3.09, Section 3.13(o),  Section 3.13(r),  Section 11.02 and the definition of “Related Person”, National Cooperative Services Corporation, RTFC and the directors, officers and employees of such cooperatives and of Parent shall be deemed to be Affiliates of the Sellers or the Seller Entities, and (ii) for all other purposes of this Agreement, none of National Cooperative Services Corporation, RTFC or the directors, officers or employees of such cooperatives or of Parent shall be deemed to be Affiliates of the Sellers or the Seller Entities. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” means any Applicable Laws in the Territory related to combating bribery and corruption, including the Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any Applicable Laws in the Territory related to terrorism or money laundering, including: the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, licensing requirement, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, as amended unless expressly specified otherwise; and “Applicable Tax Law” means Applicable Law relating to Taxes.

“Auction” means the broadcast incentive auction to be conducted by the FCC under Section 6403 of the Middle Class Tax Relief and Job Creation Act of 2012.

“Available Cash” means the aggregate amount of cash and cash equivalents (including bank deposits) as reflected in the Company’s and the Seller Entities’ bank statements and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP and consistent with the preparation of the Latest Balance Sheet. For the avoidance of doubt, Available Cash shall (a) be calculated net of issued but uncleared checks and drafts, (b) include cash, checks and drafts deposited or on hand to be deposited for the accounts of the Company and the Seller Entities, and (c) be calculated net of overdrawn accounts.

“Bonneville Matter” means the dispute raised by the Sellers with Bonneville Group Virgin Islands, a construction company based in Puerto Rico, for the overcharge of materials and labor and the scope of work performed with respect to the installation of telecommunications fiber optic cables in the U.S. Virgin Islands pursuant to five (5) contracts between the parties, including addendums and supplemental documents thereto, which contracts consist of (a) the June 17, 2011 contract, (b) the June 21, 2011 contract, (c) the October 13, 2011 contract, (d) the August 30, 2010 contract and (e) the September 5, 2008 contract.

“BT&P” means the Bureau Telecommunications and Post St. Maarten.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in the State of New York or Commonwealth of Massachusetts are authorized or required by Applicable Law to close.

“BVI  Ministry”  means  the  British  Virgin  Islands  Ministry  of  Communications  and Works.

“Closing Indebtedness” means an amount equal to the unpaid principal amount of, all interest on, all premiums, penalties or fees, if any, and all other costs, expenses and other amounts owed to any Person or other Liabilities as of the Closing in respect of Indebtedness (excluding pre-billed customer services).

“Closing Pension/OPEB Shortfall” means, with respect to each Pension/OPEB Plan, the excess, if any, of the aggregate value of the benefits accrued under such Pension/OPEB Plan as of the Closing Date, over the fair value, determined as of the Closing Date, of the assets held in segregated trusts, escrow accounts, rabbi trusts, insurance contracts or other funding mechanisms established or maintained by the Company or a Seller Entity for the purpose of funding the liabilities under such Pension/OPEB Plan. The Closing Pension/OPEB Shortfall for each Pension/OPEB Plan shall be jointly determined by the plan’s enrolled actuary and by Deloitte & Touche LLP in accordance with Accounting Standards Codification (ASC) Topic 715 based on the RP-2014 mortality table, the MP-2014 projection scale, subject to the immediately following four sentences, other assumptions as detailed in Schedule 1.D, and other reasonable plan assumptions. The actuarial assumptions included in Schedule 1.D are based on economic and demographic conditions as of the date of this Agreement. To the extent there are changes in economic and demographic conditions between the date of this Agreement and the Closing Date, the assumptions will be reviewed by both the plan’s enrolled actuary and by Deloitte & Touche LLP to ensure that they are still appropriate as of the Closing Date. If not, the plan’s enrolled actuary and Deloitte & Touche LLP will cooperate in good faith to make appropriate changes in the assumptions at such time. The discount rate for each of the Pension/OPEB Plans will be determined as of the Closing Date using the same method used to determine the unfunded benefit obligations under such Pension/OPEB Plan for purposes of the Company’s financial statements for the fiscal year ended May 31, 2015.

“CoBank” means CoBank ACB, as administrative agent and lender to Buyer Parent, or any successor or assign thereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Communications Laws” means, collectively, the Communications Act of 1934, as amended, and the rules and regulations promulgated by the FCC under the foregoing, as in effect from time to time.

“Communications Permits” means all Permits issued or granted by a Communications Regulatory Authority that are held by the Company or a Seller Entity.

“Communications Regulatory Authority” means any Governmental Authority having the regulatory, administrative or licensing authority over the operations or assets of the Company or a Seller Entity in any given jurisdiction, including, without limitation, the FCC, the PSC, the BVI Ministry, the BT&P, and the Sint Maarten Ministry, and, in each case, any successor authority.

“Communications Regulatory Authority Consent” means the grant by any Communications Regulatory Authority of its consent, where required or advisable by legal counsel (including the consent of the Sint Maarten Ministry), to the assignment of a Communications Permit or the transfer of control of a Communications Permit or a Seller Entity holding a Communications Permit, in each case, in connection with the transactions contemplated hereby, including the sale of the Membership Interest to Buyer.

“Competition Laws” means Applicable Laws regulating antitrust, anti-monopoly, trade practices and other anti-competitive conduct; provided, however, that “Competition Laws” shall not be deemed to include the Communications Act of 1934, as amended, 47 U.S.C. § 254(e).

“Contract” means any contract, agreement, license, lease, instrument, arrangement or other understanding, including purchase orders and invoices, whether written or oral, and all amendments, modifications and supplements thereto.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of a work of authorship, that such work of authorship or derivative works thereof be made available free of charge under such license, and that, in the case of software, be made available in source code form, or under terms that allow such software to be reverse engineered. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Environmental Laws” means Applicable Laws concerning pollution or protection of the environment or human health and safety, including, but without limitation, Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, emission, release, threatened release, control, mitigation, or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount, and any earnings thereon, pursuant to the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A, to be entered into between the Buyer, Parent and the Escrow Agent effective as of the Closing Date.

“Excluded Assets” means (a) all of the equity interests and assets of Group B-200, Inc., (b) the real property owned by Virgin Islands Telephone Corporation listed on Schedule 3.10(a) as the “Sunny Isle Property,” and (c) the other assets set forth on Schedule 1.A.

“FCC” means the United States Federal Communications Commission.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Final Order” means action by a Governmental Authority which has not been vacated, reversed, set aside, annulled or suspended and as to which: (a) no request for stay by such authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (b) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and the time for filing any such petition has passed; (c) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (d) no appeal to a court, or request for stay by a court, of such Governmental Authority’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“Financing” means the financing of the Purchase Price by RTFC in the amount and on the terms and conditions set forth in the Financing Documents.

“Financing Documents” means the Loan Agreement by and between Buyer, the Company and RTFC, the Security Agreement by and between Buyer, the Company, RTFC and the other parties thereto, the Guaranty made by Buyer Parent in favor of RTFC, the Guaranty made by the subsidiaries of the Company in favor of RTFC, the Secured Promissory Note with Buyer and the Company as borrowers in favor of RTFC, and the Subordination Agreement, substantially in the forms of Exhibits B, C, D, E, F and G, respectively.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any substance, material or waste the presence, use, handling, storage or disposal of which is regulated, prohibited or restricted under Environmental Laws, including, but without limitation: (1) petroleum and its by-products, asbestos or asbestos- containing material, polychlorinated biphenyls, mold, radon and lead-based paint and (2) any material or substance which is defined by Environmental Laws as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance.”

“Plan of Record Adjustment” means the aggregate amount, if any, calculated in accordance with Part 1 of the Plan of Record on the basis of the average costs and Closing Count, in each case in connection with the Reduction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Plan of Record” means that certain schedule executed and delivered by Buyer and Sellers as of the date of this Agreement setting forth, among other things, (a) in Part 1 thereof, the manner in which the Plan of Record Adjustment, if any, shall be calculated, (b) in Part 2 thereof, average costs underlying the calculation set forth in Part 1, (c) in Part 3 thereof, targeted cost reductions and a mutually agreed upon permissible variance therefrom, and (d) in Part 4 thereof, detailed supporting information underlying the average costs contained in Part 2.

“Income Tax” means any federal, state, local or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means all aggregate obligations of the Company and the Seller Entities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (other than any trade accounts payable of the Business or other items as and to the extent actually included as current Liabilities in the calculation of the Net Working Capital amount, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions by the Company or any Seller Entity and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of deferred compensation for services, (f) in respect of severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities payable in connection with the transactions contemplated hereby), (g) obligations and/or Contracts relating to hedging, interest rate protection, swaps, collar agreements and similar arrangements, and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Knowledge” when used in the phrase “to the Knowledge of the Sellers” or similar phrases means, and shall be limited to, (i) the current, actual knowledge and awareness of Shawn O’Donnell, Mark Fortin, Matt Muckelbauer and Pam Schaard after inquiry of each of  the Persons reporting directly to them with positions of Vice President and above at the Seller Entities (including, at a minimum, each of Debra Thomas Smith, Michael McHale, Jennifer Matarangas-King and Nathania Bates) and responsibility for the subject matter in question, and (i) the current, actual knowledge and awareness of Luanne Hodge and Beulah Jonis without inquiry of any of the Persons reporting to them.

“Liabilities” means any and all Indebtedness, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, direct or indirect, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort or whether based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any asset, any lien, pledge, charge, claim, security interest, mortgage, easement, equitable interest, right of possession, lease or tenancy, infringement, encroachment, hypothecation, restriction, assignment or other encumbrance of any kind, including any right of first refusal, option or similar right providing for the purchase, disposition or acquisition thereof, conditional sale agreement, preemptive right, community property interest, impediment or exception to title, reservation of right, limitation or impairment of use, imperfection of title, attachment, easement, any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (including any agreement to give any of the foregoing).

“Losses” means any and all actions, claims, Liabilities, damages, losses, penalties, awards, settlements, judgments, charges, expenses and costs, including any interest, penalties, fines, reasonable legal, accounting and other professional fees directly related thereto and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Losses, that is incurred or suffered by a specified Person; provided,  however, that Losses will not include any indirect, consequential, special or punitive damages or any damages or liability for lost profits or the like or based on multiple of profits, multiple of cash flow or similar valuation methodology, except to the extent (a) awarded by a court or other authority of competent jurisdiction to an unaffiliated third party in any Third Party Claim, or (b) arising from intentional or willful misrepresentation of facts that constitutes common law fraud under Applicable Laws.

“Material Adverse Effect” means any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and the Seller Entities, taken as a whole, or (b) a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement, other than, in the case of clause (a) only: (i) changes to the telecommunications, video programming or media services industries or the markets in which the Business operates that are not unique to the Business, (ii) the announcement or disclosure of the transactions contemplated  herein,  (iii) general  economic,  regulatory  or  political  conditions  or  changes, (iv) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) military action  or  any  act  of  terrorism,  (vi) changes  in  law  or  GAAP  after  the  date  hereof, (vii)compliance with the express terms of this Agreement or any express request of the Buyer or Buyer Parent (other than in respect of any requirement to operate in the ordinary course of business), (viii) a flood, hurricane, earthquake or other natural disaster, (ix) the failure of any Seller Entity to meet or achieve the results set forth in any internal projection (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a “Material Adverse Effect”), (ix) any matter set forth in the Schedules to the extent existing as of the date of this Agreement and expressly set forth in the Schedules, (x) changes in rates for residential and business customers of the Business pursuant to a Final Order by the PSC with respect to the Rate Case, (xi) changes directly and proximately resulting from the Reduction, or (xii) any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby (provided that the existence of any such suit, action or proceeding may nonetheless constitute the breach of a representation or warranty or the failure of a condition precedent to a party’s obligation to perform hereunder); provided, that, in the case of clauses (i),  (iii),  (iv),  (v),  (vi) and (viii), such change does not disproportionately affect the Company, the Seller Entities or the Business compared to third parties.

“Material Adverse Regulatory Event” means the imposition by the FCC of a spectrum- related condition or divestment as a requirement to its approval of the Buyer’s purchase of the Membership Interest and operation of the Business, which would curtail the network or services of Buyer Parent or its Affiliate, Choice Communications, LLC, a U.S. Virgin Islands limited liability company, in the United States Virgin Islands as in effect on the date of this Agreement.

“Metrics” means the quality of service and other standards applicable to the Business and set forth in Schedule 6.01(a)(vii).

“Net Working Capital” means, subject to the exceptions and qualifications, if any, set forth on Schedule 1.B, the difference of (a) all consolidated current assets of the Business (excluding Available Cash), minus (b) all consolidated current Liabilities of the Business (excluding each of any deferred revenue, Closing Indebtedness and Closing Transaction Costs, if any). The foregoing shall be determined from the consolidated balance sheet of the Company in accordance with GAAP (except as otherwise provided in the immediately preceding sentence), consistent with the preparation of the Latest Balance Sheet.

“Net Working Capital Amount” means the Net Working Capital of the Company as of the close of business on the Closing Date.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to

any license approved by the Open Source Initiative or any Creative Commons License.   For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Software” means any software subject to an Open Source License.

“ordinary course of business” means the ordinary course of business, consistent with past practice in both nature and amount.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Pension/OPEB Plan” means each of (a) the Innovative Communications Corp. Consolidated Pension Plan (the “iCC Pension Plan”), (b) the Virgin Islands Telephone Corporation Pension Plan for Hourly Employees (the “VITELCo Pension Plan”), (c) the Innovative Communications Corp. and Virgin Islands Telephone Corp. Salaried Employees Postretirement Benefits Plan (the “Salaried Postretirement Plan”), and (d) the Innovative Communications Corp. and Virgin Islands Telephone Corp. Bargaining Unit Employees Postretirement Plan (the “Hourly Postretirement Plan”).

“Permits” means all permits, approvals, consents, licenses, concessions or other rights granted by any Governmental Authority (including any Communications Regulatory Authority) that are necessary for the lawful ownership and operation of the assets of a Seller Entity or other lawful conduct of the Business as currently conducted.

“Permitted Liens” means any (a) Liens in respect of Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or which can be paid currently with no penalty and, in either case, for which adequate reserves are reflected in the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business of the Business for sums not yet due that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or for which appropriate reserves are reflected in the Financial Statements in accordance with GAAP, which shall not be individually or in the aggregate greater than $100,000 (or, with the Buyer’s consent, which shall not be unreasonably withheld or delayed, such greater amount); (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties that are Contracts entered into in the ordinary course of business of the Business which conditional sales Contracts or equipment leases involve less than $100,000 individually or in the aggregate or which are identified in subsection (q) of Schedule 3.13; (d) statutory or common law Liens to secure sums not yet do to landlords, sublandlords, licensors or  sublicensors  under  any  Real  Property  Lease  that  are  expressly  set  forth  in  such  lease; (e) survey exceptions, imperfections of title, Liens or other title matters affecting any personal or real property that do not, individually or in the aggregate, adversely affect the continued use of the encumbered property for the purposes for which such property is currently being used;

(f) with respect to real property, zoning, building codes and other Applicable Law regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, but only to the extent such Liens do not impair or hinder the ordinary course of business of the Business or adversely affect the continued use of the encumbered property for the purposes for which such property is currently being used; and (g) Liens securing Indebtedness to be repaid and released in connection with the Closing (provided that all such Liens are released at Closing and, following the Closing, will no longer be a “Permitted Lien” for purposes hereof).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“PSC” means the U.S. Virgin Islands Public Services Commission.

“Quiet Period” means the period of time during which Auction applicants are prohibited by Applicable Law from communicating with “covered television licensees” and “forward auction applicants” (as such terms are defined in the rules and regulations of the FCC) regarding the applicants’ bids and bidding strategies.

“Rate Adjustment” means in the event that the rates in effect on the date of this Agreement for residential and business customers of the Business are (a) decreased, (b) neither increased nor decreased, or (c) increased by less than 10%, in each case, on a consolidated basis based on local revenue requirements, pursuant to a Final Order by the PSC with respect to the Rate Case, then an amount calculated in accordance with Schedule 1.C.

“Rate Case” means the rate review proceeding pending before the PSC in Dockets 626 and 628.

“Reduction” has the meaning set forth in Part 1 of the Plan of Record.

“Reference Date” means (i) with respect to matters pertaining the Company and DTR Holdings, LLC and its Subsidiaries, October 6, 2010, and (ii) with respect to matters pertaining to BVI Assets Holdings, LLC, STM Asset Holdings, LLC and their respective Subsidiaries, March 1, 2011.

“Related Agreements” means the Escrow Agreement and all other documents, certificates and instruments created, executed and delivered by any of the parties to this Agreement in connection with or pursuant to this Agreement or the transactions contemplated hereby except the Financing Documents.

“Related Person” means, with respect to a specified entity, (a) any Affiliate of such entity, (b) each other Person who owns of record or beneficially at least five percent of the outstanding capital stock or other equity securities of such entity, (c) each individual who is an officer, director, manager or trustee of such entity, and (d) to the Knowledge of the Sellers’, any Affiliate, beneficiary or immediate family member of any Person described in clause (b) or (c) of this definition.

“RT Park” means the University of the Virgin Islands Research and Technology Park Corporation, a public corporation and autonomous instrumentality of the Government of the United States Virgin Islands.

“RT Park-PC” means the Research and Technology Park Protected Cell Corporation, as created pursuant to Chapter 43, Title 17, Virgin Islands Code, as amended form time to time.

“RT Park Agreement” means, collectively, (i) the Park Tenant Agreement, dated as of November 30, 2011, by and among Caribbean Communications Corp. d/b/a Innovative Cable TV – St. Thomas and St. John; St. Croix Cable TV, Inc. d/b/a Innovative Cable TV – St. Croix; Vitelcom Cellular, Inc. d/b/a Innovative Wireless; VI PowerNet, LLC; and iCC TV, Inc. d/b/a TV2, RT Park; and RT Park-PC, (ii) the VI E-Cell Company Agreement, dated as of June 1, 2011, by and among Caribbean Communications Corp. d/b/a Innovative Cable TV – St. Thomas and St. John; St. Croix Cable TV, Inc. d/b/a Innovative Cable TV – St. Croix; Vitelcom Cellular, Inc. d/b/a Innovative Wireless; VI PowerNet, LLC; and iCC TV, Inc. d/b/a TV2, RT Park; and RT Park-PC and (iii) the Protected Cell License Agreement, dated as of June 1, 2011, by and among RT Park, RT Park-PC and Caribbean Communications Corp. d/b/a Innovative Cable TV – St. Thomas and St. John; St. Croix Cable TV, Inc. d/b/a Innovative Cable TV – St. Croix; Vitelcom Cellular, Inc. d/b/a Innovative Wireless; VI PowerNet, LLC; and iCC TV, Inc. d/b/a TV2.

“RTFC” means Rural Telephone Finance Cooperative, a District of  Columbia cooperative association.

“Seller Closing Certificates” means the Closing Count Schedule and the certificates delivered by Sellers pursuant to the last sentence of Section 6.03 and pursuant to Sections 9.01(f), (j), (l) and (m).

“Seller Entities” means all of the Company’s direct and indirect Subsidiaries other than Group B-200, Inc., which Subsidiaries are set forth on Schedule 3.01(a).

“Seller Proceeds” means the net amount payable to Parent from the Purchase Price, which shall be an amount equal to the difference of (a) Purchase Price less (b) the Closing Pension/OPEP Shortfall for each of the Pension/OPEB Plans less (c) the Closing Transaction Costs less (d) the Closing Indebtedness paid at Closing, if any, pursuant to Section 2.02(c)(i).

“Sint Maarten Ministry” means the Sint Maarten Ministry of Tourism, Economic Affairs, Traffic and Telecommunication.

“Subsidiary” means, with respect to any Person, any other Person, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other individuals performing similar functions, is directly or indirectly owned or controlled by such Person or one of its Subsidiaries.

“Target Net Working Capital Amount” means zero dollars and cents.

“Tax” means any federal, state, territory, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Territory” means United States Virgin Islands, British Virgin Islands and the Dutch overseas territory of Sint Maarten.

“Transaction Costs” means all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees.

“Union Contract Extension” means the Memorandum of Agreement, dated as of September 2, 2015, by and between the Virgin Islands Telephone Corporation d/b/a Innovative Telephone, its successors and assigns, and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, the United Steelworkers, AFL-CIO-CLC on behalf of Locals 8713 and 8545, extending the term of the Collective Bargaining Agreement, a copy of which is attached hereto as Exhibit I.

Section 1.02  Cross-References to Other Defined Terms.   Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
Agreement	Preface
Allocation Statement	Section 8.09
Alternative Transaction	Section 8.03
Business	Preliminary Statement A
Buyer	Preface
Buyer’s Computation	Section 2.05(a)
Buyer Indemnified Parties	Section 11.02(a)
Buyer Parent	Preface
BVI	Section 8.03
Claim	Section 11.05
Claim Notice	Section 11.05
Closing	Section 2.04(a)
Closing Date	Section 2.04(a)
Closing Count	Section 2.02(b)(ii)
Closing Count Schedule	Section 2.02(b)(ii)
Closing Transaction Costs	Section 2.02(c)
Collateral Source	Section 11.06(a)

Term	Section
Confidentiality Agreement	Section 7.01
Company	Preface
Company Contracts	Section 3.13
Consulting Agreement	Preliminary Statement E
Deductible	Section 11.03(a)
Designated Easements	Section 6.01(a)(ix)
Designated Leased Properties	Section 6.01(a)(ix)
Divestitures	Preliminary Statement C
Employee Benefit Plans	Section 3.16(a)
Environmental Permits	Section 3.18(a)
ERISA Affiliate	Section 3.16(a)
Escrow Amount	Section 2.03
Estimated Purchase Price	Section 2.02(b)(i)
Exceptions	Section 6.05(b)
Excluded Real Property	Section 3.10(a)
Facilities	Section 3.11(b)
Financial Statements	Section 3.08(a)(ii)
Firm	Section 2.05(d)
Fiscal 2014 Financial Statements	Section 3.08(a)(i)
Flow of Funds	Section 2.02(b)(ii)
Force Majeure Interruption	Section 9.01(u)
FTI	Preliminary Statement D
FTI Letter Agreement	Preliminary Statement D
FTI Transition Management Services Agreement	Preliminary Statement D
Fundamental Representations	Section 11.01
Indemnitee	Section 11.04(a)
Indemnitors	Section 11.04(a)
Interim Balance Sheet	Section 3.08(a)(ii)
Interim Financial Statements	Section 3.08(a)(ii)
Latest Balance Sheet	Section 3.08(a)(ii)
Leased Real Property	Section 3.10(a)
Membership Interest	Section 2.01(a)
Objection Notice	Section 2.05(c)
Outside Date	Section 10.01(d)
Parent	Preface
Payoff Letter	Section 2.02(c)(i)
Pre-Closing Tax Period	Section 8.08
Purchase Price	Section 2.02(a)
Real Property	Section 3.10(a)
Real Property Lease	Section 3.10(a)
Retained Litigation	Section 11.04(f)
Schedules	Article 3 Preamble
Second Request	Section 8.02(a)
Section 1060 Allocation	Section 8.09
Securities Act	Section 3.02(d)

Term	Section
Seller Indemnified Parties	Section 11.02(b)
Seller Insurance Policy	Section 11.06(b)
Sellers	Preface
Sellers’ Computation	Section 2.02(b)(i)
Statement	Section 8.08
STM	Section 8.03
Straddle Period	Section 8.07
Tax Claim	Section 11.04(f)
Tax Indemnity	Section 11.02(a)(vii)
Third Party Claim	Section 11.04(a)
Title Exceptions Adjustment	Section 2.02(a)(vii)
Transfer Taxes	Section 8.05
USVI Conditions Precedent	Section 8.03

ARTICLE 2
TRANSACTION

Section 2.01  Acquisition of Membership Interest.

(a)As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, Parent shall sell, assign, transfer and convey to the Buyer free and clear of all Liens (other than restrictions under Applicable Law and Liens created by the Buyer or its Affiliates), and the Buyer shall purchase and acquire from Parent, all right, title and interest in and to the Parent’s entire membership interest in the Company (the “Membership Interest”), which constitutes 100% of the membership interests in the Company.

(b)The purchase price to be paid by the Buyer to Parent for the Membership Interest shall consist of the Purchase Price. At the Closing, the Buyer shall pay, by wire transfer of immediately available funds to the accounts designated by Parent, an amount of cash equal to the Estimated Purchase Price less the Escrow Amount.

Section 2.02  Purchase Price.

(a)For purposes of this Agreement, “Purchase Price” means an amount equal to the total of:

(i)$145,000,000,

(ii)either (A) plus an amount equal to the excess of the Net Working Capital Amount over the Target Working Capital Amount, if any, or (B) minus an amount equal to the excess of the Target Working Capital Amount over the Net Working Capital Amount, if any,

(iii)plus an amount equal to Available Cash as of the Closing Date,

(iv)minus an amount equal to any Closing Indebtedness that is not included in the Flow of Funds;

(v)minus the Rate Adjustment, if any;

(vi)minus the Plan of Record Adjustment, if any; and

(vii)minus an amount equal to the aggregate of any liquidated sums required to remove Exceptions as contemplated by Section 6.05(b)(ii) to the extent not included in the Flow of Funds (the “Title Exceptions Adjustment”).

(b)At least three Business Days prior to the scheduled Closing Date and in accordance with the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as set forth in the Plan of Record and on Schedule 1.B, Schedule 1.C and Schedule 1.D, the Sellers shall deliver to the Buyer:

(i)the Sellers’ good faith estimate, on a reasonable basis using the Company’s and the Seller Entities’ then available financial information, of the Purchase Price (such estimate is referred to as the “Estimated Purchase Price”), together with reasonable detail of such calculation, which shall include the Sellers’ good faith estimate or determination, as applicable, of Net Working Capital, Available Cash as of the Closing Date, Closing Indebtedness, the Rate Adjustment, the Plan of Record Adjustment, the Title Exceptions Adjustment, the Closing Pension/OPEB Shortfall for each of the Pension/OPEB Plans, the Closing Transaction Costs and the Seller Proceeds (collectively, the “Sellers’ Computation”), in each case, with reasonable detail of such estimates or determination; and

(ii)a schedule (in the form of Part 3 of the Plan of Record) setting forth the number of Company and Seller Entity employees and independent contractors as of the Closing Date (the “Closing Count” and such schedule, the “Closing Count Schedule”),

The Sellers will make available to the Buyer and its auditors, employees and advisors all records and work papers used in preparing the Sellers’ Computation and will consult with and answer any questions the Buyer or auditors, employees and advisors (including outside accountants) may have concerning the calculations. The Sellers’ Computation shall include the Rate Adjustment, if any, if such amount is determinable at such time. If such amount is not then determinable, the Seller Proceeds shall be adjusted after the Closing in accordance with Section 2.05(f) to give effect to the Rate Adjustment, if applicable.

(c)Contemporaneously with the delivery of the Sellers’ Computation, the Sellers shall also deliver to the Buyer the following:

(i)one or more payoff letters (each a “Payoff Letter”), dated no more than three Business Days prior to the Closing Date and in customary form and substance reasonably satisfactory to Buyer, with respect to all Closing Indebtedness, if any, of the Company or any Seller Entities in order to (i) satisfy such Closing Indebtedness as of the Closing Date, and (ii) terminate and release any Liens related thereto;

(ii)an invoice from each advisor or other service provider to the Company or any Seller Entities, dated no more than three Business Days prior to the Closing Date, with respect to all Transaction Costs estimated to be due and payable to such advisor or other service provider by the Company or any Seller Entity, as the case may be, as of the Closing Date, including, without limitation, any Transaction Costs payable to legal counsel for the Company and the Seller Entities (such amounts, “Closing Transaction Costs”); and

(iii)a schedule, which shall be subject to Buyer’s review and approval, setting forth the various payments to be funded on the Closing Date with proceeds from the Estimated Purchase Price, including payment of any Closing Indebtedness to be paid at Closing, the Closing Pension/OPEB Shortfall, any Closing Transaction Costs (including, without limitation, fees payable to the Escrow Agent, to the extent not otherwise paid) and Transfer Taxes, to the extent known and not otherwise paid, and the Seller Proceeds, any liquidated sums required to remove Exceptions as contemplated by Section 6.05(b)(ii), together with the names of the payees, the amounts to be paid, and the manner in which payments will be made, including wire instructions if applicable (the “Flow of Funds”).

Buyer and Buyer Parent shall be entitled to rely on the Flow of Funds without independent investigation or confirmation and shall have no Liability for any error or omission contained therein.

Section 2.03 Escrow. At the Closing, the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, $14,500,000 of the Purchase Price (together with interest earned thereon, the “Escrow Amount”) to be held in the Escrow Account in accordance with the Escrow Agreement and this Agreement. The Escrow Account shall provide security to the Buyer for Parent’s indemnification obligations under this Agreement. On the 15th month anniversary of the Closing Date, the balance of the Escrow Amount, less any amounts subject to outstanding claims for Losses, shall be released to Parent in accordance with this Agreement and the Escrow Agreement. If on the 15th month anniversary of the Closing, the Buyer shall have made any claim against Parent for any other Losses that remain outstanding, the Escrow Agreement and Escrow Account shall remain in place, and an amount equal to such Losses, shall continue to be held by the Escrow Agent thereunder until final resolution of all of such claims, at which time the Escrow Agreement and the Escrow Account shall be terminated in accordance with this Agreement and the Escrow Agreement.

Section 2.04 The Closing.

(a)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Norton Rose Fulbright, 799 9th Street NW, Suite 1000, Washington, D.C. 20001, at 10:00 a.m., Eastern Standard Time, on the last Business Day of the month following full satisfaction or due waiver of all of the closing conditions set forth in Article 9 (other than those that, by their nature, are to be satisfied at the Closing) or on such other date or at such other place (including remotely via the exchange of executed documents and other deliverables) as is mutually agreeable to the Buyer and the Sellers. The date of the Closing is referred to herein as the “Closing Date.”  The execution and delivery of this Agreement and the other agreements, documents, certificates or instruments to be delivered by the parties at the Closing, may be accomplished via facsimile, portable document format, overnight delivery or courier services as the parties may agree. The Closing will be effective, and all documents will be deemed executed and delivered, and all actions and proceedings will be deemed taken, simultaneously as of 12:01 a.m., Eastern Standard Time, on the Closing Date.

(b)Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i)Parent shall deliver to the Buyer an executed assignment document, in the form of Exhibit H, transferring the Membership Interest to the Buyer;

(ii)the Buyer shall pay the Estimated Purchase Price by making the payments in such amounts and to such payees as specified in the Flow of Funds, including, without limitation, in respect of: (A) the Escrow Amount, (B) the Closing Indebtedness to be paid at Closing pursuant to Section 2.02(c)(i), (C) the Closing Pension/OPEB Shortfall, (D) the Closing Transaction Costs, (E) liquidated sums required to remove Exceptions as contemplated by Section 6.05(b)(ii), and (F) the Seller Proceeds on the basis of the Estimated Purchase Price; and

(iii)the Buyer and the Sellers shall make such other deliveries as are required by, and in accordance, with Article 9.

Section 2.05 Purchase Price Adjustments.

(a)Buyer’s Calculation.Within 60 days after the Closing Date, the Buyer shall prepare and deliver to Parent the Buyer’s determination of (i) the Net Working Capital Amount, (ii) Available Cash as of the Closing Date, (iii) Closing Indebtedness; (iv) the Closing Count and related Plan of Record Adjustment, (v) the Title Exceptions Adjustment, (vi) the Closing Pension/OPEB Shortfall for each of the Pension/OPEB Plans, (vii) the Closing Transaction Costs, and (viii) the Purchase Price and Seller Proceeds resulting therefrom (collectively, the “Buyer’s Computation”). The Buyer’s Computation shall be prepared, and the components thereof determined, in accordance with the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as set forth in the Plan of Record and on Schedule 1.B,  Schedule 1.C and Schedule 1.D, as applicable. The Buyer will make available to Parent and its auditors, employees and advisors all records and work papers used in preparing the Buyer’s Computation and will prepare and deliver to Parent a reasonably detailed analysis of the changes supporting any variances between the Buyer’s determination of the components thereof and the corresponding estimates of such amounts as determined by the Sellers pursuant to Section 2.02(b).

(b)Methodology. The parties agree that the purpose of preparing the Sellers’ Computation and the Buyer’s Computation and determining the components thereof and the related Seller Proceeds adjustment contemplated by this Section 2.05 is to measure the amount of any changes in the Net Working Capital Amount, Available Cash as of the Closing Date, Closing Indebtedness, Closing Count and related Plan of Record Adjustment, Title Exceptions Adjustment, Closing Pension/OPEB Shortfall and Closing Transaction Costs and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are different than those reflected in the Plan of Record and in Schedule 1.B, Schedule 1.C and Schedule 1.D, as applicable.

(c)Parent’s Objection. If Parent disagrees with any aspect of the Buyer’s Computation, Parent may, within 60 days after receipt of the Buyer’s Computation, deliver a notice (an “Objection Notice”) to the Buyer setting forth Parent’s objection in reasonable detail and the Parent’s determination of the Net Working Capital Amount, Available Cash as of the Closing Date, Closing Indebtedness, Closing Count and related Plan of Record Adjustment, Title Exceptions Adjustment, Closing Pension/OPEB Shortfall and Closing Transaction Costs and Parent’s calculation of the Purchase Price and Seller Proceeds resulting therefrom, together with all supporting documentation. If Parent does not deliver an Objection Notice to the Buyer within 60 days after receipt of the Buyer’s Computation, then the parties hereto will be deemed to have agreed to the Buyer’s Computation and the components of such Buyer’s Computation shall be deemed to be finally determined as set forth therein.

(d)Resolution of Disagreements. The Buyer and Parent shall use reasonable efforts to resolve any disagreements as to the Buyer’s Computation and the Objection Notice, but if they do not obtain a final resolution within 30 days after the Buyer has received the Objection Notice, the Buyer and Parent shall jointly retain Ernst & Young LLP or other accounting firm of national reputation mutually acceptable to the Buyer and Parent (the “Firm”) to resolve any remaining disagreements. The Buyer and Parent shall direct the Firm to render a determination within 30 days after its retention and the Buyer, Parent and their respective agents shall cooperate with the Firm during its engagement. The Firm will act as an expert and not as an  arbitrator  in conducting its analysis and may consider only those items and amounts in the Buyer’s Computation or Objection Notice which the Buyer and Parent are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions by the Buyer and Parent (i.e., not on independent review) and on the definitions, principles, methodologies and standards included herein. The determination of the Firm shall be conclusive and binding upon the Buyer and Parent. Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and Parent, on the other hand; provided that, when the Firm makes its determination, any costs and expenses (including costs and expenses previously advanced) of the Firm that are allocable to the party whose determination of the Purchase Price in its original submission to the Firm was closest to the Firm’s determination of the same shall be paid by the other party, it being agreed among the parties that the Buyer and Parent shall bear the Firm’s costs and expenses equally if their respective determinations are equidistant from the Firm’s determination.

(e)Post-Closing Adjustment.

(i)If the Seller Proceeds as finally determined pursuant to Section 2.05(d) exceeds the Seller Proceeds set forth in Sellers’ Computation, within five Business Days after such final determination, the Buyer shall pay to Parent, by wire transfer of immediately available funds, an amount equal to such difference plus simple interest thereon, at an interest rate equal to 4%, from the Closing Date to the date of payment, computed on an annual basis using a 360-day year.

(ii)If the Seller Proceeds as finally determined pursuant to Section 2.05(d) is less than the Seller Proceeds set forth in Sellers’ Computation, then within five Business Days after the determination thereof, Parent shall pay to the Buyer, by wire transfer of immediately available funds, an amount equal to such excess plus simple interest thereon, at an interest rate equal to 4%, from the Closing Date to the date of payment, computed on an annual basis using a 360-day year.

(iii)If the Seller Proceeds as finally determined pursuant to Sections 2.05(d) is equal to the Seller Proceeds set forth in Sellers’ Computation, then there shall be no other adjustment to Seller Proceeds pursuant to this Section 2.05, except as provided in Section 2.05(f).

(f)Rate Adjustment. If the Rate Adjustment occurs prior to the Closing, then the Sellers shall include such amount in the Sellers’ Computation using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as are reflected on Schedule 1.C. If occurring after the Closing, then within ten Business Days after the final determination of the Rate Adjustment, the Buyer shall prepare and deliver to Parent the Buyer’s calculation of the Purchase Price and Seller Proceeds resulting therefrom, as determined by using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as are reflected on Schedule 1.C. Such calculations and resulting by either party and the resulting adjustments to the Purchase Price and Seller Proceeds shall be subject to the procedures, methodologies and payment mechanics set forth in this Section 2.05 mutatis mutandis, subject to differences in the timing of Buyer’s delivery of its initial calculation.

Section 2.06 Withholding Rights. Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts required to be deducted and withheld under any provision of Applicable Tax Law. All such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer that, as of the date of this Agreement, each statement contained in this Article 3 is correct and complete and will be correct and complete as of the Closing, except as set forth in the Schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Schedules”) delivered pursuant to Section 6.03.

Section 3.01  Organization and Qualification.

(a)Parent is a cooperative association duly incorporated, validly existing and in good standing  under  the  laws  of  the  District  of  Columbia.The  Company  is  a  limited  liability company, duly organized, validly existing and in good standing under the laws of the state of its formation. Each Seller Entity is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, as set forth on Schedule 3.01(a). The Company and each Seller Entity has all requisite corporate power and authority to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted and currently proposed to be conducted.

(b)The Company and each Seller Entity is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)The Company has made available to the Buyer the Organizational Documents of the Company and each Seller Entity, which are in full force and effect, and the Company and each Seller Entity are in full compliance with the provisions thereof.

Section 3.02  Interests Owned.

(a)Parent owns of record and beneficially the Membership Interest free and clear of all Liens (other than restrictions under Applicable Law and Liens created by the Buyer or its Affiliates), which constitute all of the membership interests in the Company. Neither the Company nor any Seller Entity has any Subsidiaries or owns any capital stock or other equity securities issued by any other Person, other than (i) the Seller Entities as set forth on Schedule 3.02(a),  (ii)  short-term  marketable  securities  held  in  the  ordinary  course  of  business,  and (iii)  Group B-200, Inc., the capital stock of which is an Excluded Asset that will be assigned or otherwise transferred at or prior to the Closing, so that as of the Closing neither the Company nor any Seller Entity will own any equity interests in Group B-200, Inc.

(b)As of the date of this Agreement, except for RT Park-PC’s right to, or ownership of, a 0.5% equity interest in certain Seller Entities as set forth on Schedule 3.02(a), each Seller Entity is wholly-owned by the Company, either directly or indirectly through other Seller Entities. Except as set forth in the RT Park Agreement and on Schedule 3.02(a), RT Park-PC has no rights to, or ownership of, any equity interests in any Seller Entity.

(c)Schedule 3.02(c) sets forth with respect to the Company and each Seller Entity, the authorized voting and non-voting capital stock or equity interests, the outstanding voting and non-voting capital stock or equity interests, and the record holders thereof.

(d)The Membership Interest and all outstanding capital stock and equity interests of the Seller Entities are duly authorized and validly issued, fully paid and non-assessable and are not subject to any preemptive or similar right. No class of equity securities of the Company or any Seller Entity is registered or required to be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law.

(e)Except for this Agreement, the RT Park Agreement and as set forth in Schedule 3.02(e), there are no outstanding or authorized securities, options (whether vested or unvested), warrants, rights, contracts, rights to subscribe, calls, conversion rights, redemption rights or other agreements providing for the issuance, redemption, purchase, disposition or acquisition of any membership or other ownership interest in the Company or any Seller Entity. Except for this Agreement, the RT Park Agreement and as set forth in Schedule 3.02(e), there are no voting trusts, proxies or other agreements to which any Seller or Seller Entity is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any capital stock or membership interest in the Company or any Seller Entity. There are no outstanding bonds, debentures, notes or other indebtedness issued by the Company or any Seller Entity (i) having the right to vote on any matters on which equity holders thereof may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the equity interests, voting securities or other ownership interests of the Company or Seller Entity.

(f)Except for the membership interests in DTR Holdings, LLC, STM Asset Holdings, LLC and BVI Asset Holdings, LLC and inter-company receivables, the Company does not own any material assets.

Section 3.03  Authority.

(a)Each Seller has the full corporate power and authority to enter into this Agreement and each Related Agreement to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of each Seller’s respective obligations under this Agreement and each Related Agreement to which it is (or will be) a party have been duly authorized by all necessary corporate action on the part of the Sellers, respectively, and no other proceedings on the part of the Sellers are necessary to authorize this Agreement or any Related Agreement to which it is (or will be) a party or to consummate the transactions contemplated hereby and thereby. This Agreement, each Related Agreement to which the Sellers are a party and each agreement, document and instrument to be executed and delivered by the Sellers pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)The execution and delivery by the Sellers of this Agreement and each Related Agreement to which they are a party do not, and, will not, (i) assuming all notices, consents, approvals, authorizations, Filings or other actions described in Section 3.03(c) and Schedule 3.03(c) have been obtained or made, conflict with or violate any Applicable Law with respect to any Seller or any Seller Entity or by which any of their respective properties or assets are bound or affected, (ii) violate or conflict with the Organizational Documents of any Seller or any Seller Entity, or (iii) result in any material violation or material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations under, or result in the creation of a Lien on any of the property or assets of any Seller or any Seller Entity pursuant to any Company Contract, material Permit or other material obligation to which it is a party or by which any Seller or Seller Entity or its respective properties or assets are bound or affected.

(c)Except as set forth in Schedule 3.03(c), the execution, delivery or performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement and the Related Agreements require no material action by or in respect of, or Filing with, or acknowledgement, consent or approval of, any Governmental Authority or other Person other than (i) compliance with any applicable requirements of the HSR Act and other Competition Laws and (ii) receipt by the parties hereto of each of the Communications Regulatory Authority Consents as set forth in Schedule 3.03(c).

Section 3.04 Compliance with Laws. Except as set forth on Schedule 3.04, and except with respect to the subject matter of the representations and warranties set forth in Section 3.06 (Taxes), Section 3.12 (Intellectual Property), Section 3.15 (Permits), Section 3.16 (Employee Benefit Plans), Section 3.17 (Labor Matters) and Section 3.18 (Environmental Matters), since the Reference Date and, to the Knowledge of the Sellers, prior to the Reference Date:

(a)the Company and each Seller Entity has in all material respects complied with, and currently is in compliance in all material respects with, all Applicable Laws, including, without limitation, Competition Laws, Anti-Terrorism and Anti-Money Laundering Laws and Anti-Corruption Laws, and no investigation, review, request for information, notice or other communication by any Governmental Authority with respect to violations of any Applicable Law, including, without limitation, Competition Laws, Anti-Terrorism and Anti-Money Laundering Laws and Anti-Corruption Laws, by the Company or any Seller Entity is pending, or to the Knowledge of the Sellers, threatened, and (ii) to the Knowledge of the Sellers, there is no fact which might reasonably be expected to give rise to any such material investigation, material review, material request for information, or material notice; and

(b)(i) none of the Company, any Seller Entity nor, to the Knowledge of Sellers, any equity owner, director, officer or employee or any agent or other Person authorized to act on behalf of the Company or any Seller Entity, has, directly or indirectly, in connection with the operation of their respective businesses given or agreed to give any unlawful gift or similar unlawful benefit (other than with respect to bona fide payments for which adequate consideration has been given) to, or otherwise taken any direct or indirect unlawful interest in, any Governmental Authority or other Person in violation of Applicable Law, and (ii) none of the Company or any Seller Entity nor, to the Knowledge of Sellers, any equity owner, director, officer or employee or any agent or other Person authorized to act on behalf of the Company or any Seller Entity, has used the Company’s or any Seller Entity’s corporate funds for unlawful contributions, bribes, kickbacks, gifts, entertainment or other unlawful expenses related to political activity or violated any of the provisions of the Foreign Corrupt Practices Act of 1977, as amended (or similar non-U.S. Applicable Laws); provided, however, that notwithstanding the forgoing, no representation under this Section 3.04(b) is being made with respect to RT Park-PC as an equity owner of certain of the Seller Entities.

Section 3.05 Advisory and Other Fees. No Seller has incurred, and no Seller Entity shall become liable for, any advisory fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, other than fees and costs payable to FTI, which fees shall be paid by Parent.

Section 3.06  Taxes.  Except as set forth on Schedule 3.06 and subject to Section 3.06(i) below:

(a)(i) All Income Tax Returns and other material Tax Returns with respect to the Company and the Seller Entities required by Applicable Law to be filed have been timely filed on or before the Closing Date (after giving effect to any applicable extensions granted);

(ii)The Company and each Seller Entity has timely paid or caused to be paid as of the date hereof all Income Taxes and other material Taxes (whether or not shown on any Tax Returns) due and owing by the Company and the Seller Entities, except where the failure to pay such Taxes would not have a Material Adverse Effect or except to the extent such Taxes are being contested in good faith or are properly reserved for on the books or records of the Company or such Seller Entity; and

(iii)There has not been any audit of material Taxes with respect to the Company or any Seller Entity or of any material Tax Return filed by or with respect to the Company or any Seller Entity for which the applicable statute of limitations has not expired; no audit of any material Taxes with respect to the Company or any Seller Entity or of any such Tax Return of or including the Company or any Seller Entity is in progress; and neither the Company nor any Seller Entity has been notified in writing by any Governmental Authority that any audit is contemplated or pending.

(b)Neither the Company nor any Seller Entity (a) is or has ever been a member of an affiliated group filing a consolidated federal Income Tax Return or (b) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c)To the Knowledge of the Sellers, the Company and the Seller Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(d)No claim has been made by any Governmental Authority in any jurisdiction where the Company or the Seller Entities do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, and to Sellers’ Knowledge, there is no basis for any such claim to be made.

(e)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Seller Entity.

(f)From its formation, the Company has been a disregarded entity distinct from Parent for U.S. federal income tax purposes. The Company has not made an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(g)Neither the Company nor any of the Seller Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment.

(h)None of the non-U.S. Seller Entities has recognized a material amount of Subpart F Income as defined in Section 952 of the Code.

(i)Notwithstanding anything to the contrary in this Section 3.06, the representations and warranties in paragraph (a) through (h) of this Section 3.06 as they apply to any period ending prior to the Reference Date or, for a period that began before and ended after the Reference Date, that portion of such period ending on the Reference Date, are limited to, and qualified by, the Knowledge of the Sellers.

Section 3.07 Litigation. Except as set forth in Schedule 3.07, (a) there is no Action pending or, to the Sellers’ Knowledge threatened, in either case, by or against the Company or any Seller Entity, or any properties, assets or rights of the Company or any Seller Entity before or by any Governmental Authority, or any officer or employee of the Company or any Seller Entity in such officer’s or employee’s capacity as such, and (b) neither the Company nor any Seller Entity is subject to any outstanding judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

Section 3.08  Financial Statements; Indebtedness.

(a)Attached as Schedule 3.08(a) are the following financial statements:

(i)the consolidated audited balance sheets of the Company as of May 31, 2014 (“Latest Balance Sheet”), and the consolidated audited statements of operations and cash flows for the fiscal year then ended (collectively, the “Fiscal 2014 Financial Statements”); and

(ii)the consolidated unaudited balance sheet of the Company as of June 30, 2015 (the “Interim Balance Sheet”), and the related statements of operations and cash flows for the one fiscal month then ended (collectively, the “Interim Financial Statements” and, together with the Fiscal 2014 Financial Statements, the “Financial Statements”).

(b)The Fiscal 2014 Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the consolidated financial condition of the Company at the dates of said statements and the results of its consolidated operations and cash flows for the periods covered thereby. The Interim Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the consolidated financial condition of the Company at the date of such statements and the results of its consolidated operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP, nor do they reflect year-end adjustments.

(c)Except as set forth on Schedule 3.08(c) neither the Company nor any Seller Entity has any Liabilities, except for (i) the Liabilities (in nature and amount) reflected or reserved against on the Latest Balance Sheet (including any notes thereto); (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, none of which are, individually or in the aggregate, material in amount; (iii) Transaction Costs; and (iv) Liabilities arising in the ordinary course of business under Contracts (other than arising out of a breach or a default).

(d)Schedule 3.08(d) sets forth a true and complete list of the individual items constituting the Indebtedness of the Company and each Seller Entity as of the date hereof (indicating the amount and the Person to whom such amount is owed).

Section 3.09  Transactions with Related Persons.

(a)Except for (i) Indebtedness pursuant to credit arrangements with Parent or Affiliates disclosed on Schedule 3.08(d), (ii) transactions between and among the Company and Seller Entities (and no other Person), in each case, with a value less than $120,000, and (iii) as set forth on Schedule 3.09(a), no Related Person of the Company or any Seller Entity is currently (A) a party to any transaction with the Company or any Seller Entity with a value in excess of $120,000 (including any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Related Person, but excluding payments for normal salary and bonuses and reimbursement of reasonable business and travel-related expenses to employees), or (B) to the Knowledge of the Sellers, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company with a value in excess of $120,000. Without limiting the foregoing, Schedule 3.09(a) identifies each and every Contract or transaction involving the Company or a Seller Entity, on the one hand, and FTI, on the other hand.

(b)Except as set forth in Schedule 3.09(b), no Related Person of the Company has any outstanding Indebtedness payable to the Company and the Company has not guaranteed any obligation or Indebtedness of any such Related Person to any Person.

Section 3.10 Real Properties.

(a)The Company does not own any real property. The Seller Entities own only (i) the real property as set forth on Schedule 3.10(a) (collectively, the “Real Property”), and (ii) the real property that is an Excluded Asset as set forth on Schedule 3.10(a) (the “Excluded Real Property”) (as to which no representations are made). The applicable Seller Entity set forth on Schedule 3.10(a) has good and indefeasible title to the applicable Real Property free and clear of any Liens, except for Permitted Liens. Prior to the Closing, the Excluded Real Property will be sold or otherwise transferred and will not be owned by the Company or any Seller Entity as of the Closing. The transactions contemplated in this Agreement do not require the payment of any Transfer Tax, fee or other similar type of payment or the filing of any Transfer Tax return or any similar forms.  No Seller Entity has granted an option, right of first refusal or first opportunity to any party to purchase all or any portion the Real Property or any interest therein.

(b)Schedule 3.10(b) sets forth each lease, license, easement or other agreement under which the Company or any Seller Entity leases or has rights to use any material real property, including site leases and tower leases (the “Real Property Leases”). The Sellers have made available to Buyer true and complete copies of all Real Property Leases, including any amendments or modifications thereto. Each Real Property Lease is valid, binding and in full force and effect, and neither the Company nor any Seller Entity, nor to the Company’s Knowledge, any other party thereto is in breach or default thereunder and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Company or a Seller Entity is in actual possession of the leased premises under the Real Property Leases. The Company or a Seller Entity has paid or cause to be paid the rent set forth in the Real Property Leases on a current basis and there are no past due amounts for rent or other fees or charges or unpaid deposits or claims against any deposits and neither the Company nor any Seller Entity is obligated to pay any additional rent, charges or other amounts to any of the landlords for any period subsequent to the Closing Date. The Company or any Seller Entity has not received written notice from or given written notice to any landlord claiming that such landlord or the Company or the Seller Entity party thereto is in material default under any Real Property Lease, which has not been cured. Nor, during the last two years, has the Company or any Seller Entity received any written notice from any easement grantor requesting removal of equipment or other personal property. Neither the Company nor any Seller Entity nor, to the Knowledge of the Sellers, any other party to a Real Property Lease has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Real Property Lease.

(c)Except as set forth on Schedule 3.10(c)(i), the Company or such Seller Entity, as applicable, has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases (the “Leased Real Properties”), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.10(c)(ii), no Leased Real Property is subject to any sublease, sublicense or other agreement granting to any other Person any right to use, occupancy or enjoyment of such property or any portion thereof. Except for Permitted Liens, the Sellers have no Knowledge of any impediment to the right of the Company or Seller Entity, as applicable, to quiet enjoyment of each of the Leased Real Properties for the full term of the applicable Real Property Lease (and any renewal option(s) contained therein). Except as set forth on Schedule 3.10(c)(iii), the Company and the Seller Entities are not parties to any agreement governing or affecting the occupancy or tenancy of any of the Leased Real Property by any Person other than the Company or a Seller Entity. Since the Reference Date, and to the Knowledge of the Sellers, prior to the Reference Date, the Company has not received written notice (or been served with legal process to the effect) that the whole nor any part of any Real Property or Leased Real Property is subject to any pending suit for condemnation or other taking by any Government Authority, and, to the Knowledge of the Sellers, no such condemnation or other taking is threatened. The current use, occupancy and operation of the Real Property and the premises leased pursuant to the Real Property Leases by the  Company  and  the  Seller  Entities  is  (i)  in  compliance  in  all  material  respects  with  all

Applicable Laws (including, without limitation, zoning, use, occupancy, building, ordinance and other applicable Laws), and (ii) in compliance in all material respects with and permitted by the Real Property Leases. No notes or notices of violation of law or municipal ordinances or of Federal, State, Municipal, County, local or other governmental agency regulations, orders or requirements relating to all or any portion of any of the Real Property or Leased Real Property have been entered or received by the Company or the Seller Entities.

(d)Except as set forth on Schedule 3.10(d)(i), to the Knowledge of Sellers, no Permit pertaining to the leasing or operation of any Real Property or Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority. Except as set forth on Schedule 3.10(d)(ii), no consent from the landlord or any other party pertaining to the transfer or assignment of the Real Property Leases is required in connection with the transactions contemplated by this Agreement.

(e)The Real Property and the Leased Real Property constitute all of the real property that is used in the Business or occupied by the Company and Seller Entities. Except as set forth on Schedule 3.10(e), all of the buildings and structures and improvements located on any of the Real Property or Leased Real Property are in good condition and repair, subject to normal wear and tear, and are free of any significant defects.

Section 3.11  Tangible Personal Property; Facilities.

(a)Except as set forth on Schedule 3.11 and with respect to any Excluded Asset (as to which no representations are made), (i) the Seller Entities have good and valid title to or a valid license or leasehold interest in all of the material items of network equipment and other tangible personal property reflected on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet that are purported to be leased by the Seller Entities, except as sold or disposed of subsequent to the date thereof in the ordinary course of business, (ii) all such tangible personal property is used exclusively by the Seller Entities in the operation of the Business, and (iii) all such tangible personal property (other than licensed or leased tangible property) is owned free and clear of all Liens, except for Permitted Liens. The Company does not own any tangible personal property. Except as set forth on Schedule 3.11, the properties, assets and rights owned, leased or licensed by the Seller Entities constitute all of the properties, assets and rights used in connection with the operation of the Business as currently conducted by the Company and the Seller Entities.

(b)The properties and assets of the Seller Entities, including, without limitation, the wireless and wireline telecommunications and video distribution networks and information technology systems owned by the Sellers and Seller Entities for use in the operation of the Business, including all computer hardware, software, firmware, and process automation (collectively, “Facilities”), taken as a whole, perform in material conformance with the appropriate specifications or documentation for such Facilities. Except as set forth on Schedule 3.11, since the Reference Date there have been no failures, breakdowns, data security breaches or other events materially affecting any such Facilities that were required to be reported to either the FCC, PSC, BT&P or Telecommunications Regulatory Commission by the Company or any Seller Entity. Except as set forth on Schedule 3.11, the Facilities are in good working order and condition, free from all material defects, ordinary wear and tear excepted and subject to routine maintenance. The Facilities are currently available, in all material respects, for the Sellers and Seller Entities and, as applicable, their customers, in the ordinary course of businesses. The Sellers and Seller Entities maintain commercially reasonable security, disaster recovery and business continuity plans, and procedures and have taken commercially reasonable measures to protect the security and integrity of the Facilities and the data stored or contained therein or transmitted thereby.

Section 3.12  Intellectual Property.

(a)Schedule 3.12(a) sets forth all patents, trademark registrations, service mark registrations, trade names, domain name registrations, copyright registrations, and  all applications for any of the foregoing, that are used or held for use by the Company or any Seller Entity. Except as set forth on Schedule 3.12(a), no intellectual property is owned by a third party that is necessary for the operation of the Business, as currently conducted and as proposed to be conducted.

(b)The Company has not embedded any Open Source Software subject to a Copyleft License in any of its products or services made generally available or that is in development. No Open Source Software of any kind has been embedded into any of its products or made available as a part of any of its services. However, to the extent that any such Open Source Software, including any libraries or code, may have been embedded or otherwise integrated into, aggregated or compiled with any of the Company’s products or made available as a part of any of its services, no such Open Source Software is subject to the terms of, or licensed on terms of or substantially similar to a Copyleft License.

(c)Except as set forth on Schedule 3.12(c), since the Reference Date and, to the Knowledge of the Sellers, prior to the Reference Date, neither the Company nor any Seller Entity has received any written notice of infringement of, misappropriation of, or conflict with the rights of others with respect to any know-how, trade secrets, patents, trademarks, trade names, brand names and copyrights. Except as set forth on Schedule 3.12(c), neither the Company nor any Seller Entity has breached any license to which it is a party or infringed or misappropriated the intellectual property of any third party.

(d)Each employee who has commenced employment with the Company since January 1, 2015 and each current consultant of the Company has assigned and/or is under an obligation to assign to the Company any and all intellectual property rights to intellectual property that he or she created or conceived of and/or will create or conceive of during the course of their employment or the term of their consulting contract, respectively, with the Company.

(e)Except as set forth on Schedule 3.12(c), to the Sellers’ Knowledge, there has been no infringement or misappropriation by any third party of the intellectual property owned by a Seller Entity.

Section 3.13 Contracts. Except for the RT Park Agreement, the Real Property Leases listed on Schedule 3.10(b) and the other Contracts listed on Schedule 3.13 (collectively, the “Company Contracts”), neither the Company nor any Seller Entity is a party to or subject to:

(a)any plan or Contract providing for bonuses, stock, options, stock purchases, profit sharing, collective bargaining or the like;

(b)any employment Contract or Contract for services, including for services by independent contractors, which requires the payment of more than $150,000 annually in total cash compensation which is not terminable on 90 or fewer days’ notice by the Company or a Seller Entity without liability for any material penalty or severance payment;

(c)any Contract (including a purchase order entered in the ordinary course of business)  for  the  purchase  of  any  commodity,  material,  equipment  or  service  in  excess  of

$150,000;

(d)any other Contracts creating any obligation of the Company or any Seller Entity of more than $150,000 annually with respect to any such contract;

(e)any Contract requiring the purchase of all or substantially all of its requirements of a particular product or service from a supplier;

(f)any Contract which by its terms does not terminate or is not terminable by the Company or any Seller Entity on fewer than 91 days’ notice without payment of a penalty of

$100,000 or more;

(g)any Contract containing covenants limiting the freedom of the Company or any Seller Entity to compete in any line of the Business or with any Person with respect to the Business or limiting or restricting the ability of the Company or any Seller Entity to solicit customers or employees of the Business;

(h)any Contract for the purchase of any fixed asset for a price in excess of $150,000;

(i)any partnership, joint venture or other similar Contract;

(j)any Contract providing for the license of patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property between the Company or any Seller Entity and any third party (other than shrink wrap and off-the-shelf software and licenses);

(k)any lease of personal property which involves annual payments by the Company or any Seller Entity of $150,000 or more;

(l)any Contract that relates to any Indebtedness in excess of $150,000 or grants a Lien (other than Permitted Liens) on any assets of the Company or any Seller Entity with a value in excess of $100,000;

(m)any Contract pursuant to which the Company receives or makes annual payments in excess of $200,000 in any calendar year (other than any Contract described elsewhere in this Section 3.13);

(n)any Contract under which the Company or a Seller Entity has made advances or loans to any Person in excess of $100,000 (which shall not include advances made to an employee of the Company or any Seller Entity in the ordinary course of business and intercompany loans and advances among the Company and the Seller Entities, in each case, individually or in the aggregate in an amount no greater than $100,000);

(o)any Contract with any Affiliate of the Company or any Seller Entity with payments in excess of $50,000 and that is not terminable upon less than 91 days’ notice (other than any Contract described elsewhere in this Section 3.13);

(p)any Contract for the sale of any assets (other than Excluded Assets) of the Company or any Seller Entity with a value in excess of $100,000 or the acquisition of the equity or assets of another Person with a value in excess of $100,000, other than this Agreement and other than the purchase and sale of services in the ordinary course of business;

(q)conditional sales Contracts and equipment leases involving at least $100,000;

(r)any Contract that measures performance or determines the amount of any money to be paid or received by the Company or any Seller Entity by reference to the revenues, profits, assets, subscribers, homes-passed, or other attributes or operating results or metrics of Affiliates of the Company or any Seller Entity; and

(s)any Contract with any Governmental Authority.

All Company Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or the Seller Entity party thereto and, to the Knowledge of the Sellers, the other parties thereto, and are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor the Seller Entity party thereto, nor to the Knowledge of the Sellers, any other party thereto, is in default in complying with any material provisions thereof, nor has such party received written or, to the Knowledge of the Sellers, oral notice of any such default, and to the Knowledge of the Sellers, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default of any material provision thereof on the part of the Company or any Seller Entity. The Sellers have made available to Buyer true and complete copies of all Company Contracts, including all exhibits, schedules, amendments and supplements thereto. Neither the Company nor any Seller Entity has received any written or, to the Knowledge of the Sellers, oral notice from any other party to a Company Contract of the early termination thereof, or of any claim, dispute or controversy in excess of $100,000 with respect thereto.

Section 3.14 Insurance.

(a)Schedule 3.14(a) lists, by type, carrier, policy number, coverage amount and expiration date, all insurance coverage carried by the Company and each Seller Entity, indicating, with respect to each such policy, whether it is occurrence based or claims made.

(b)Schedule 3.14(b) sets forth a schedule of all claims made under any of the policies listed in Schedule 3.14(a) in excess of $100,000 (aggregating for purposes of such threshold all claims for related matters) since the Reference Date. All outstanding claims have been filed in a timely fashion. All premiums which are due and payable with respect thereto have been timely paid. Neither the Company nor any Seller Entity has received written notice of cancellation or non-renewal of any such policy or binder. All such insurance policies are in full force and effect and sufficient for compliance with all Applicable Laws and Contracts to which the Company or any Seller Entity is a party or by which it is bound

(c)Except as set forth in Schedule 3.14(c), none of such insurance policies will terminate or lapse by reason of the execution and delivery of this Agreement or the consummation of the sale of the Member Interests contemplated hereby. The Company and each Seller Entity has complied in all material respects with the provisions of each insurance policy under which it is currently the insured. No insurer under any insurance policy under which the Company or any Seller Entity currently is insured has canceled or provided written notice of cancellation or non-renewal of any such policy.

Section 3.15  Permits.

(a)Schedule 3.15(a) sets forth as of the date of this Agreement (i) all material Permits, including all Communications Permits, held by the Company or any Seller Entity and (ii) all applications in connection with such Communications Permits that are pending before a Communications Regulatory Authority.

(b)Except as set forth on Schedule 3.15(b), (i) the Company and each Seller Entity has obtained all Permits from Governmental Authorities necessary for the ownership of such entities’ assets and properties and the conduct of the Business as presently conducted, which have been granted pursuant to and in accordance with the requirements of Applicable Law, except, with respect to Permits other than Communications Permits, where the failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect, (ii) all such Permits are valid and in full force and effect (except as may expire at the end of their stated terms), and have not been suspended, revoked, cancelled, terminated, forfeited or adversely modified to any material extent, and are issued in the name of the Company or Seller Entity that holds such Permits, (iii) none of such Permits is subject to termination by its terms as a result of the execution of this Agreement by the Sellers or by the consummation of sale of the Membership Interest or the other transactions contemplated by this Agreement, and (iv) there is no Action pending or, to the Company’s Knowledge, threatened that could result in the termination, revocation, limitation, suspension, restriction, adverse modification, or impairment, to any material extent, of any material Permit or any Communications Permit or the imposition of any fine, penalty or other sanctions in excess of $25,000 (1) for violation of any legal or regulatory requirements relating to any material Permit or (2) for violation of any legal or regulatory requirements relating to any Communications Permit. With respect to the Communications Permits, “full force and effect” means that (1) the orders issuing the Communications Permits have become effective under the Applicable Law; (2) the grant of each of the Communications Permits to the applicable holder thereof has become a Final Order; (3) the actions granting all Communications Permits, together with all underlying construction permits,   have   not   been   reversed,   stayed,   enjoined,   annulled   or   suspended;   (4)   the

Communications Permits have not expired by their own terms or been invalidated or modified by any subsequent action and, to the Knowledge of Sellers, no event, condition or circumstance would preclude any Communications Permit from being renewed in the ordinary course (to the extent that such Communications Permit is renewable by its terms); and (5) there is no material condition outside of the ordinary course imposed on the Communications Permits by a Communications Regulatory Authority (including any material condition on the grant of a renewal application) that is not disclosed on the face of the Communications Permit; provided that ordinary course shall include any condition described in any Applicable Law that applies generally to substantially similar communications permits held by third parties. Except as set forth on Schedule 3.15(b), the Company and the Seller Entities are in compliance in all material respects with their obligations under each of the Permits set forth on Schedule 3.15(a) and the rules and regulations of the FCC and any other Governmental Authority, and no notice of material violation, order of forfeiture or material complaint, proceeding, review or investigation against the Company or any Seller Entity relating to any such Permits by any Governmental Authority is pending nor, to the Knowledge of the Sellers, has any Governmental Authority indicated in writing to the Company or a Seller Entity an intention to conduct the same.

(c)The Sellers and the Seller Entities (i) are in material compliance with all Applicable Laws that apply to, and all requirements that are contained in, each Communications Permit and since the Reference Date have timely fulfilled and performed all of their material obligations with respect thereto; (ii) since the Reference Date have timely made all required Filings with all Communications Regulatory Authority required by Applicable Law and such filings were correct in all material respects; (iii) have provided Buyer with access to copies of each such material Filing made in the last three years; (iv) since the Reference Date have not made any misstatements of fact, or omitted to disclose any fact, to any Communications Regulatory Authority or in any Filing therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject a Communications Permit to revocation or failure to renew; and (v) since the Reference Date do not have Knowledge of any fact or circumstance, which if known by a Communications Regulatory Authority would present a substantial risk that a Communications Permit could be revoked, cancelled, suspended, not renewed in the ordinary course or materially adversely modified or that any substantial fine or forfeiture could be imposed against Seller or a Seller Entity.

(d)Since the Reference Date, neither Sellers nor any Seller Entity has incurred, or if incurred it has fully discharged, any fine, charge or other liability resulting from any noncompliance with a Communications Permit or an Applicable Law applicable to the holder of a Communications Permit prior to the Closing. Sellers and all Seller Entities have timely made the payment of all regulatory fees and surcharges, including contributions to universal service funds, disability access funds, emergency calling funds, and all other such funds to which contributions are required by Applicable Law, and all other debts and amounts otherwise due and owing to a Communications Regulatory Authority or other Governmental Authority by reason of the ownership of, or operation pursuant to, a Communications Permit.

(e)Except for structures that do not require registration, each of the antenna structures used for the operation of the Communications Permits has been registered with the appropriate Governmental Authority by Sellers or a Seller Entity, or, in the case of structures where Sellers or a Seller Entity is a lessee of the structure, to the Knowledge of Sellers, by the lessor of the structure. All of the transmission sites and paths currently operated by Sellers or a Seller Entity and that are subject to a Communications Permit have been constructed and are currently operated in all respects as represented to the applicable Communications Regulatory Authority in currently effective filings, and modifications to such transmission sites and paths have been preceded by the submission to the appropriate Communications Regulatory Authority of all filings required by Applicable Law.

(f)Since the Reference Date and, to the Knowledge of the Sellers, prior to the Reference Date, neither Sellers nor Seller Entities have violated Section 254(e) of the Communications Act of 1934, as amended, 47 U.S.C. § 254(e).

Section 3.16  Employee Benefit Plans.

(a)Schedule 3.16(a) sets forth a list of all material “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit or executive compensation arrangements, whether offered to current or former employees or their beneficiaries or dependents, perquisite programs, including severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, profit sharing, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, whether written or unwritten, that are maintained, sponsored, contributed to, or required to be contributed to by the Company, any Seller Entity, or any entity within the same “controlled group” as the Company or any Seller Entity, within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), or under which the Company, any Seller Entity or any of their ERISA Affiliates have any ongoing material liability (collectively, the “Employee Benefit Plans”).

(b)The Company has made available to Buyer true, correct and complete copies of each Employee Benefit Plan (including any amendments), or if the Employee Benefit Plan is not in writing, a summary of the material terms, and, to the extent applicable, a copy of: (i) any related trust documents, insurance contracts or other funding instruments and amendments thereto; (ii) the three most recent Forms 5500, including all schedules, if any; (iii) the most recent financial statement (to the extent such financial statements are not included in the Form 5500) (iv) current summary plan descriptions and summaries of material modifications, if any; (v) employee handbooks; (vi) the three most recent reports regarding the satisfaction of the nondiscrimination requirements of Section 410(b), 401(k) and 401(m) of the Code (vii) the most recent determination or opinion letter from the Internal Revenue Service, if any; and (viii) any material correspondence from a Governmental Authority, with respect to any Employee Benefit Plan.

(c)There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Sellers’ Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims), which could reasonably be expected to result in material liability to the Company or a Seller Entity.

(d)Except as set forth on Schedule 3.16(d), all Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder), and other Applicable Law. Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and nothing has occurred that would reasonably be expected to cause the loss of such qualification.

(e)Except as set forth on Schedule 3.16(e), (i) no Employee Benefit Plan is subject to Title IV of ERISA; (ii) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived) has occurred within the preceding three years with respect to any Employee Benefit Plan; (iii) no material lien has been imposed in favor of any Employee Benefit Plan against the assets of the Company, any Seller Entity or any ERISA Affiliate pursuant to Section 303(k) of ERISA or Section 430(k) of the Code and no event or condition has occurred or could reasonably be expected to occur which might give rise to the imposition of such a lien. Neither the Company, any Seller Entity, or any ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA other than contributions to the plans set forth on Schedule 3.16(e) or premiums to the Pension Benefit Guaranty Corporation with respect to such plans in the ordinary course. Each plan set forth on Schedule 3.16(e) is in compliance in all material respects with the minimum funding standards set forth in ERISA Section 303 and Section 412 of the Code and all contributions required under ERISA Section 303 and Section 412 of the Code as of the date of this Agreement have been made and no such plan is in “at-risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code.

(f)Neither the Company, any Seller Entity, or any ERISA Affiliate has, within the past six years, sponsored or contributed to, or has had any material liability or obligation, in respect of (i) any multiple employer welfare arrangement (as defined in Section 3(40)  of ERISA); (ii) any multiemployer plan (as defined in Section 3(37) of ERISA; or (iii) any multiple employer plan for purposes of Sections 4063 and 4064 of ERISA. No Employee Benefit Plan is funded by, associated with or related to a voluntary employee’s benefit association (as defined in Section 501(c)(9) of the Code.

(g)Except as set forth on Schedule 3.16(g), no Employee Benefit Plan provides health or other welfare benefits to any employee of the Company, Seller Entity, or current or former ERISA Affiliate, or any dependent of any such employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or similar Applicable Law and at the individual’s sole expense.

(h)Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Employee Benefit Plan, nor, to the Sellers’ Knowledge, have there been any fiduciary violations under ERISA that could subject the Company (or any employee) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(i)Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated herein will (either alone or in conjunction with any other event) (i) entitle any current employee of the Company or a Seller Entity to severance pay, unemployment compensation, or accrued pension benefit or any other compensatory payment or benefit, (ii) increase the dollar value of any payments or benefits under any Employee Benefit Plan.

(j)Except as set forth on Schedule 3.16(j), the Company or Seller Entity, as applicable, has made on a timely basis all contributions, premiums or payments required to be made by it under the terms of each Employee Benefit Plan or applicable Law or, to the extent not yet due, have been adequately accrued on the financial statements of the Company or Seller Entity.

(k)No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States, except as set forth on Schedule 3.16(k).

(l)Neither the Company nor the Seller Entity are a party to any oral or written (i) agreement, plan or arrangement under which any person may receive an “excess parachute payment” within the meaning of 280G of the Code from the Company or the Seller Entity that may be subject to the tax imposed by Section 4999 of the Code; or (ii) agreement or plan binding the Company or the Seller Entity, any of the benefits of which shall be increased (including without limitation any Section 280G gross up payment) or the vesting of the benefits of which shall be accelerated by the transactions contemplated by this Agreement.

Section 3.17 Labor Matters. The Company has delivered to Buyer and Buyer Parent a list certified by an authorized officer of the Company of the employees and independent contractors of the Sellers and the Seller Entities providing services to the Business as of the date hereof, which sets forth each such individual’s current salary or base rate of pay, title or job function, job location, status (as to leave or disability, full or part time, exempt or non-exempt and temporary or permanent status) and union membership (if applicable).

(a)Neither the Company nor any Seller Entity is delinquent in any material respect for the payment of any material wages, salaries, commissions, consulting fees, bonuses, severance, termination pay or other compensation for any services performed for it or any such amounts required to be reimbursed by it to any employee or independent contractor.

(b)Except as set forth on Schedule 3.17(b), there are no material grievances, complaints or charges by any individual providing services to the Business that have been filed against any Seller or Seller Entity under any dispute resolution procedure that have not been dismissed. There is no, and since the Latest Balance Sheet, there has not been any, (a) unfair labor practice charge or complaint pending or, to the Sellers’ Knowledge, threatened, against the Company or any Seller Entity; (b) labor strike, slowdown or stoppage actually pending or, to the Sellers’ Knowledge, threatened, against or affecting the Company or any Seller Entity; (c) labor grievance, demand for arbitration or any arbitration proceeding arising out of or under collective bargaining agreements, is pending; (d) organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit; and (e) administrative charge or court  complaint  against  the  Company or  any  Seller  Entity concerning  alleged  employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.

(c)Except as disclosed on Schedule 3.17(c), neither the Company nor any Seller Entity is a party to any collective bargaining agreement, contract or other oral or written agreement, including but not limited to any work rules, past practices, memoranda of understanding or letters of understanding with a labor union or labor organization and there are no labor unions, labor organizations, work councils or other organizations representing, or purporting to represent or organize any employee of the Company or any Seller Entity. Each collective bargaining agreement set forth on Schedule 3.17(c), including but not limited to the Union Contract Extension, is complete and accurate and has been duly authorized by all necessary action on the part of the Company and Seller Entities that are parties thereto, and to the Sellers’ Knowledge, the other parties thereto.

(d)The Company and each Seller Entity are currently in material compliance with all applicable Laws relating to employment and labor, including those related to wages and hours, hiring practices, parental and family leave and pay, immigration, non-discrimination in employment, workers compensation, and the collection and payment of withholding and/or payroll taxes and similar Taxes.

(e)Any individual providing services for the Company or any Seller Entity who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Company or any Seller Entity, or as any other non-employee category, has been correctly so classified and is in fact not a common law employee of any of the Company or any Seller Entity.

Section 3.18  Environmental Matters.

Except as set forth on Schedule 3.18:

(a)The Company and the Seller Entities have obtained and, since the Reference Date (and to the Knowledge of the Sellers, prior to the Reference Date), have possessed and maintained compliance with all Permits required under Environmental Laws for the conduct of the Business as presently conducted and the use of Real Property (“Environmental Permits”). All Environmental Permits are listed in Schedule 3.18.

(b)Since the Reference Date and, to the Knowledge of the Sellers, prior to the Reference Date, the Company and the Seller Entities have complied in all material respects with, and have not committed any violation of, any Environmental Laws.

(c)Since the Reference Date and, to the Knowledge of the Sellers, prior to the Reference Date if not resolved as of the Reference Date, neither the Company nor any Seller Entity has received written notice from, or been subject to any Action by, any Governmental Authority or other Person asserting or alleging that the Company or any Seller Entity has failed to comply with any Environmental Laws, or that the Company or any Seller Entity is liable for any material injury or material damages to any Person or property because of the release or threatened release of Hazardous Substances.   To the Knowledge of the Company and Seller

Entities, no circumstances exists that could give rise to any such notice, Action, inquiry, or investigation.

(d)To the Knowledge of the Sellers, neither the Company nor any Seller Entity has disposed of or released any Hazardous Substance at any Real Property or at any real property formerly owned or operated by the Company or any Seller Entity.

(e)To Knowledge of the Company and Seller Entities, none of the following exists at the Real Property: (i) underground or aboveground storage tanks; (ii) asbestos-containing material in any form; (iii) materials or equipment containing polychlorinated biphenyls; (iv) landfills, dumps or other disposal facilities; (v) manufacturing operations; (vi) vehicle maintenance or washing facilities; or, (vii) Hazardous Substances other than of the types and in the quantities necessary and ordinarily used in the Business, as allowed under Environmental Laws.

(f)The Company has made available to Buyer true and complete copies of all material reports, studies and results of analyses, tests, or monitoring relating to the environmental condition of the Real Property, including without limitation the presence of Hazardous Substances in, on, or under the Real Property, or concerning compliance, by the Company, Seller Entities, or any other Person for whose conduct the Company or Seller Entities are or may be held responsible, with Environmental Laws.

(g)Neither the Company nor any Seller Entity (i) is subject to any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Governmental Authority imposed by or under any Environmental Laws, or (ii) has assumed, either contractually or by operation of Applicable Law, the liabilities or obligations of any other Person under any Environmental Law.

Notwithstanding any implication to the contrary contained herein, this Section 3.18 constitutes the sole and exclusive representations and warranties of the Sellers with respect to Environmental Laws and all other environmental matters.

Section 3.19 Books and Records. The books and records of the Company have been maintained accurately in all material respects and in accordance with good business and bookkeeping practices and in accordance with all Applicable Laws; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein. The internal controls and procedures of the Company are sufficient to ensure that the Financial Statements are accurate in all material respects. Since the Reference Date, there has been no material change in any accounting controls, policies, principles, methods or practice, including any change with respect to the establishment of reserves of the Company.

Section 3.20 Absence of Certain Events. Except as set forth in Schedule 3.20, since the date of the Latest Balance Sheet through the date hereof, the Company and the Seller Entities have conducted the Business only in the ordinary course of business. Without limiting the foregoing, since the date of the Latest Balance Sheet through the date hereof, except as set forth in Schedule 3.20, there has not been:

(a)Any sale, assignment, license or other disposition of any portion of the assets or properties of the Company or any Seller Entity, except in the ordinary course of business;

(b)Any Liens imposed or created on any of the assets or properties of the Company or any Seller Entity, other than Permitted Liens;

(c)Any (i) Material Adverse Effect, or (ii) damage, destruction or loss of any of the material assets or properties of the Company or any Seller Entity by fire or other casualty, whether or not covered by insurance;

(d)Any termination, modification or amendment of any Contract, except for terminations, modifications or amendments which are not material to the operation of the Business (other than the Union Contract Extension);

(e)A change in any of the accounting principles adopted by the Company or any Seller Entity or any change in any Company’s or Seller Entities’ accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by Applicable Law;

(f)Any acceleration or delay in the collection of notes or accounts receivable of the Company or any Seller Entity in an aggregate amount in excess of $150,000 in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

(g)Any delay or acceleration in the payment of any account payable or other liability of the Company or any Seller Entity in an aggregate amount in excess of $150,000 beyond or in advance of its due date or the date when such account payable or other liability would have been paid in the ordinary course of business;

(h)Any material change in the prices at which any products or services are sold or distributed, or any offering of any rebates, discounts, commissions, incentives or inducements for the purchase of any products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company or the Seller Entities to subscribers on a case by case basis in the ordinary course of business;

(i)Any issuance, redemption, repurchase, split, combination or reclassification by the Company or any Seller Entity of any shares of its capital stock or other equity interest;

(j)Any loan, advance or capital contribution made by the Company or any Seller Entity to, or investment in, any Person, other than loans or advances (i) among the Company and the Seller Entities and (ii) to employees in connection with reasonable business-related expenses, in each case made in the ordinary course of business and that will be reimbursed in full in accordance with the Company’s or Seller Entity’s business expense policies prior to Closing;

(k)Any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $200,000;

(l)Any adoption of a plan of complete or partial liquidation, dissolution, reorganization or restructuring of the Company or any Seller Entity or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(m)Any incurrence of any capital expenditures or any obligations or liabilities in respect thereof in excess of budget, individually or in the aggregate;

(n)Any settlement, or offer or proposal to settle, any material Action (other than the Bonneville Matter); and

(o)Any agreement, understanding, authorization or proposal for the Company or any Seller Entity to take any of the actions specified in this Section 3.20 other than as expressly contemplated pursuant to this Agreement.

Section 3.21 Accounts Receivable.  Schedule 3.21 contains true and complete copies of the accounts receivable aging of the Company and the Seller Entities as of the Interim Balance Sheet. All accounts receivable of the Company and the Seller Entities (a) have arisen from bona fide transactions by the Company or Seller Entity, as applicable, in the ordinary course of business, (b) except as listed on Schedule 3.21(b), to the Knowledge of the Sellers, have been validly billed in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet or in Net Working Capital (it being understood that this clause (b) shall be deemed a representation only and not a warranty or guaranty of collection), (c) have not been assigned or pledged to any Person and (d) as of the Closing, will not be subject to any Liens, other than Permitted Liens and Liens created by the Buyer.

Section 3.22 Business Names and Addresses. Since the Reference Date, neither the Company nor any Seller Entity has used any business name other than as set forth in Schedule 3.22, and has not had a business address other than the address(es) that are set forth in Schedule 3.22.

Section 3.23 Bank Accounts.  Schedule 3.23 sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company or any Seller Entity has an account, credit line or safe deposit box or vault, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company and/or any Seller Entity in matters concerning its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

Section 3.24 Solvency. After giving effect to the transactions contemplated by this Agreement, Parent will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). After giving effect to the transactions contemplated by this Agreement, Parent will have adequate capital to carry on its business.    No  transfer  of  property  is  being  made  and  no  obligation  is  being  incurred  in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 3.25 Privacy and Data Security Matters. Except as set forth in Schedule 3.25, the Company and the Seller Entities have adopted privacy and data security policies and measures consistent with Applicable Law in all material respects and are and, to the Knowledge of the Sellers since the Reference Date have been, in compliance with such policies  and measures in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of the Seller Entities has, with respect to its data or systems (or to the knowledge of the Sellers, the data or systems of any vendor or agent), suffered any unauthorized access or disclosure, or violation of any applicable privacy or data security Applicable Law, including but not limited to those requiring notification to any person or Governmental Authority, in connection with the confidential or personal information of any person.

Section 3.26 Plan of Record. Part 2 of the Plan of Record sets forth a complete and accurate calculation of the average costs identified therein and associated with the Reduction and Part 4 of the Plan of Record sets for complete and accurate information supporting such average costs.

Section 3.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (QUALIFIED BY THE SCHEDULES, AS THE SAME MAY BE AMENDED OR SUPPLEMENTED), AND IN ANY SELLER CLOSING CERTIFICATES (AS DEFINED IN SECTION 1.01), THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

BUYER AND BUYER PARENT UNCONDITIONAL GUARANTY

Section 4.01 Guaranty. Buyer Parent hereby unconditionally guarantees to the Sellers the full, complete and prompt payment and performance by the Buyer of all of the Buyer’s Liabilities, responsibilities and duties under this Agreement and the other agreements contemplated hereby. In the event that the Buyer fails at any time to perform any obligation it is required to perform under this Agreement or the other agreements contemplated hereby, the Sellers shall first make written demand to the Buyer for such performance and shall concurrently provide a copy of such written demand to Buyer Parent. In the event that the Buyer’s failure continues for a period of five Business Days after delivery of such demand, the Sellers shall deliver a written demand for performance to Buyer Parent and Buyer Parent shall perform or cause the Buyer or other entity to perform such obligations (a) within two Business Days after delivery of such written demand, with respect to the payment of money, and (b) as promptly as practicable, with respect to other obligations; provided, that Buyer Parent shall promptly commence its efforts to perform or cause the performance of any such obligation and shall diligently  pursue  performance  of  such  obligation  thereafter.     This  guaranty  is  absolute,

unconditional and irrevocable irrespective of any circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor, but subject to the rights, defenses and limitations that are available to Buyer pursuant to this Agreement. Buyer Parent further agrees to pay all reasonable costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) paid or incurred by the Sellers in enforcing this guaranty.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT

The Buyer and Buyer Parent, jointly and severally, represent and warrant to the Sellers that each statement contained in this Article 5 is correct and complete.

Section 5.01 Existence and Power. Buyer Parent is a corporation  duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material Permits from Governmental Authorities required to carry on its business as now conducted. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of U.S. Virgin Islands and has all limited liability company powers and all material Permits from Governmental Authorities required to carry on its business as now conducted.

Section 5.02 Organizational Authorization. Each of the Buyer and Buyer Parent has the full right, power and authority to enter into this Agreement, the Financing and each Related Agreement to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Financing and each Related Agreement to which the Buyer or Buyer Parent is (or will be) a party, and the performance of the Buyer’s and Buyer Parent’s respective obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of the Buyer and Buyer Parent, respectively. This Agreement, the Financing Documents and each Related Agreement to which the Buyer or Buyer Parent is a party and each agreement, document and instrument to be executed and delivered by the Buyer or Buyer Parent pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of the Buyer and Buyer Parent, respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Buyer and Buyer Parent of this Agreement, the Financing Documents and the Related Agreements, and the consummation by the Buyer and Buyer Parent of the transactions contemplated hereunder and thereunder, require no material action by or in respect of, or Filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and other Competition Laws, (ii) receipt by the parties hereto of each of the Communications Regulatory Authority Consents as set forth in Schedule 3.03(c), and (iii) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Noncontravention. Except as set forth in Schedule 5.04, the execution, delivery and performance by the Buyer and Buyer Parent of this Agreement, the Financing Documents and each Related Agreement to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the Organizational Documents of either the Buyer or Buyer Parent, (ii) assuming compliance with the matters referred to in Section 5.03, violate any material Applicable Law, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of either the Buyer or Buyer Parent under any provisions of any material agreement or other material instrument binding upon the Buyer or Buyer Parent.

Section 5.05 Buyer’s Qualification to Hold Permits. Except as set forth in Schedule 5.05, (a) the Buyer is qualified to directly or indirectly hold all Permits (including Communications Permits) necessary for the conduct of the Business, including with respect to composition of the Buyer’s ownership and with respect to the Buyer’s character qualifications and (b) the Buyer is not aware of any fact or circumstance concerning the Buyer that would be reasonably expected to cause a Governmental Authority, including any Communications Regulatory Authority, to fail to grant its consent to the Buyer’s purchase of the Membership Interest and the other transactions contemplated hereby, including any Communications Regulatory Authority Consent.

Section 5.06 Sufficient Funds. The Buyer and Buyer Parent have, and will continue to have until and as of the Closing, cash on hand and committed financing, assuming the funding of the Financing, as are needed to pay the Purchase Price and discharge their respective obligations under this Agreement and the Related Agreements, and neither the Buyer nor Buyer Parent has reason to believe that such cash on hand and committed financing (assuming the funding of the Financing) will not be available on a timely basis for the transactions contemplated by this Agreement.

Section 5.07 Purchase for Investment. The Buyer is purchasing the Membership Interest for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer is an “accredited investor” and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interest and is capable of bearing the economic risks of such investment.

Section 5.08 Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer, Buyer Parent or any of their Affiliates, which have or would have a material adverse effect on the ability of the Buyer or Buyer Parent to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer or Buyer Parent, threatened against the Buyer or Buyer Parent, which have or would have a material adverse effect on the ability of the Buyer or Buyer Parent to consummate the transactions contemplated hereby.

Section 5.09 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or Buyer

Parent who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement, other than Q Advisors LLC, which fees shall be paid by Buyer Parent or an Affiliate thereof.

Section 5.10 Solvency. After giving effect to the transactions contemplated by this Agreement, the Financing and any other financing arrangements incurred in connection herewith, the Company and the Seller Entities will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent Liabilities). After giving effect to the transactions contemplated by this Agreement, including the Financing, the Company and the Seller Entities will have adequate capital to carry on the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Seller Entity.

Section 5.11  Acknowledgment by the Buyer and Buyer Parent.

(a)The Buyer and Buyer Parent have conducted to their satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company, the Seller Entities and the Business, and in making their determination to proceed with the transactions contemplated by this Agreement, the Buyer and Buyer Parent have relied on the results of their own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement (including the Schedules, as the same may be amended or supplemented) and any Seller Closing Certificates delivered to Buyer at Closing. SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO THE BUYER AND BUYER PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER AND BUYER PARENT UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR ANY SELLER ENTITY OR THE QUALITY, QUANTITY OR CONDITION OF THE BUSINESS) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS. EXCEPT AS SET FORTH IN ANY REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING THE SCHEDULES, AS THE SAME MAY BE AMENDED OR SUPPLEMENTED) AND ANY SELLER CLOSING CERTIFICATES DELIVERED TO BUYER AT CLOSING, THE SELLERS DO NOT MAKE OR PROVIDE, AND THE BUYER AND BUYER PARENT HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ANY ASSETS, THE BUSINESS OR ANY PART THERETO. NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE HEREIN TO THE CONTRARY, NOTHING HEREIN IS INTENDED TO LIMIT THE RIGHTS OF THE BUYER OR BUYER PARENT WITH RESPECT TO INTENTIONAL OR WILLFUL MISREPRESENTATION  OF  FACTS  THAT  CONSTITUTES  COMMON  LAW  FRAUD

UNDER APPLICABLE LAWS WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AS MADE BY SELLERS AND AS QUALIFIED BY THE SCHEDULES. AND/OR ANY SELLER CLOSING CERTIFICATES DELIVERED TO BUYER AT CLOSING.

(b)In connection with the Buyer’s and Buyer Parent’s investigation of the Company and the Business, the Buyer and Buyer Parent have received from or on behalf of the Sellers certain projections and other forward-looking information of the Seller Entities and the Business. The Buyer and Buyer Parent acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer and Buyer Parent are familiar with such uncertainties, that the Buyer and Buyer Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer and Buyer Parent shall have no claim against the Sellers with respect thereto. Accordingly, the Sellers make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). The Buyer and Buyer Parent agree that none of Parent, the Company, any Seller Entity, or any other Person will have or be subject to any liability to the Buyer, Buyer Parent or any other Person resulting from the distribution to the Buyer and Buyer Parent, or the Buyer’s or Buyer Parent’s use of, any information regarding the Company, any Seller Entity or the Business, and any information, document or material made available to the Buyer, Buyer Parent or their Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement other than as set forth in any representations and warranties of the Sellers expressly and specifically set forth in his Agreement (including the Schedules, as the same may be amended or supplemented) and any Seller Closing Certificates delivered to Buyer at Closing.

Section 5.12 No Reliance. Except as it may apply to claims by the Buyer or Buyer Parent for intentional or willful misrepresentation of facts that constitutes common law fraud under Applicable Laws, the Buyer and Buyer Parent acknowledge and agree that the representations and warranties made by the Sellers in this Agreement (as qualified by the Schedules) and any Seller Closing Certificates delivered to Buyer at Closing supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer and Buyer Parent, and the Buyer and Buyer Parent shall be deemed to have not relied on any data contained in such other document, material or statement for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant, except as set forth in any representations and warranties of the Sellers expressly and specifically set forth in this Agreement (including the Schedules, as the same may be amended or supplemented) and any Seller Closing Certificates delivered to Buyer at Closing.

ARTICLE 6

COVENANTS OF THE SELLERS

Section 6.01 Conduct of the Company. During the period from the date of this Agreement and continuing until the Closing, the Sellers agree that, except (i) as expressly contemplated or permitted by this Agreement or Schedule 6.01, (ii) as required by Applicable Law, or (iii) to the extent that the Buyer or Buyer Parent shall otherwise consent (such consent not to be unreasonably withheld, delayed, or conditioned):

(a)the Company and the Seller Entities shall:

(i)use all reasonable efforts to carry on the Business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact the present lines of the Business, maintain their respective Permits (including Communications Permits) and other rights and franchises and preserve their respective relationships (contractual or otherwise) with customers, suppliers and others having business dealings with the Business (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships) to the end that the ongoing Business shall not be impaired in any material respect at the Closing;

(ii)incur the capital expenditures consistent in all material respects with the budget set forth on Schedule 6.01(a)(ii);

(iii)consummate the Divestitures;

(iv)cause any Liens other than Permitted Liens on the assets of the Company and the Seller Entities to be released, discharged and terminated as of or prior to the Closing (it being understood that Liens terminated upon payment of Closing Indebtedness in accordance with the Flow of Funds shall be deemed released, discharged and terminated as of Closing);

(v)as of or prior to the Closing, cause to be paid, settled, cancelled or otherwise satisfied all Indebtedness and any other intercompany Liabilities owing or due by the Company or any Seller Entity, on the one hand, and Parent, on the other hand (it being understood that Closing Indebtedness paid at Closing in accordance with the Flow of Funds shall be deemed paid, settled, cancelled and satisfied as of the Closing);

(vi)implement the Reduction in accordance with the scheduled headcount reduction set forth in Part 3 of the Plan of Record such that the Closing Count does not vary from the target count set forth in the column labeled “Column C” by more than the number set forth in the corresponding column labeled “Column D” on a line by line basis;

(vii)use commercially reasonable efforts to promptly comply with the Metrics and conduct the activities related thereto in each case as set forth on Schedule 6.01(a)(vii);

(viii)use commercially reasonable efforts to migrate residential customers to the hybrid fiber-coaxial network operated by the Company and Seller Entities and to decommission their copper plant, in each case, in accordance with the schedule executed by Sellers and delivered to Buyer as of the date of this Agreement;

(ix)use commercially reasonable efforts to:

(A)with respect to each of the Leased Real Properties listed on Schedule 3.10(b) and identified with an asterisk (*) (the “Designated Leased Properties”), (i) enter into fully executed, and if applicable, duly registered leases or other similar agreements on customary terms providing a valid and subsisting leasehold interest or other similar rights, and (ii) remove, discharge or obtain a release of any Lien (other than a Permitted Lien) adversely affecting the applicable Seller Entity’s occupancy or enjoyment thereof;

(B)enter into and duly record easements on customary terms with respect to each of the properties listed on Schedule 3.10(b) under the heading “List of Easements” and identified with an asterisk (*) (the “Designated Easements”); and

(C)complete the purchase of real property listed on Schedule 3.10(a) under the heading “Real Property in Process of finalizing transfer and registration process”; and, in each case, provide Buyer with evidence of the same; and

(x)take the actions set forth in Schedule 6.01(a)(x).

(b)the Company and the Seller Entities shall not:

(i)incur or commit to any capital expenditures or any obligations or Liabilities in connection with capital expenditures, except for (i) capital expenditures and obligations or Liabilities in connection therewith incurred or committed to in the ordinary course of business, or (ii) other capital expenditures and obligations or Liabilities that are incurred in good faith and acting reasonably, as a prudent operator of its business; provided, that, in each case such capital expenditures and obligations are consistent in all material respects with the budget attached as Schedule 6.01(a)(ii);

(ii)acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or license any assets or rights (other than the acquisition or license of assets used in the operations of the Business in the ordinary course of business in an aggregate amount not to exceed $100,000);

(iii)other than the Divestitures, sell, license, encumber (other than Permitted Liens incurred in the ordinary course of business) or otherwise dispose of, or agree to sell, license, encumber (other than Permitted Liens incurred in the ordinary course of business) or otherwise dispose of, any of material assets other than in the ordinary course of business;

(iv)create, incur, assume or suffer to exist any Indebtedness, issuances of debt, securities, guarantees, loans or advances not in existence as of the date of this Agreement, except trade debt and commercial finance in the ordinary course of business and except for Indebtedness which shall be paid, settled, cancelled or otherwise satisfied at or prior to the Closing;

(v)except as required by changes in GAAP or as required by Applicable Law, change their respective methods of accounting in effect as of the date hereof;

(vi)enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract of the type required to be disclosed pursuant to Section 3.13 of this Agreement other than Contracts (A) involving less $100,000 and which are terminable by the Company or Seller Entity on less than 91 days’ notice without penalty or payment, and (B) entered into in the ordinary course of business;

(vii)modify, amend, terminate (except by its stated termination date) or waive any material right or remedy under any Company Contract in a manner that would be adverse to the Company or the Seller Entities;

(viii)amend or otherwise change the Organizational Documents of the Company or any Seller Entity through merger, liquidation, reorganization, restructuring or in any other fashion change the corporate structure or ownership of the Company or any Seller Entity;

(ix)issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, or redeem, purchase or otherwise acquire, any shares of capital stock or other equity of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of, the Company or any Seller Entity;

(x)split, combine or reclassify any of the Company’s or any Seller Entity’s capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(xi)a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or file any petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(xii)form any Subsidiary or acquire any equity or other interest or make any other investment in or capital contribution to any other Person, other than investments in short-term marketable securities in the ordinary course of business;

(xiii)acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(xiv)change in any manner the compensation (including bonus) or fringe benefits payable or to become payable to their respective officers, directors or employees, other than (i) changes in the ordinary course of business or (ii) stay bonuses granted and paid to such individuals in connection with the transactions contemplated herein;

(xv)grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any Employee Benefit Plan, except as required by Applicable Law, or pay or agree to pay any severance or termination pay to any director, officer, employee or consultant;

(xvi)declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests, except dividends or other distributions made in the ordinary course of business;

(xvii)accelerate or delay collection of any notes or accounts receivable of the Company or any Seller Entity in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business, other than accounts receivable that are (individually or in the aggregate) less than $250,000;

(xviii)delay or accelerate payment of any account payable or other Liability of the Company or any Seller Entity beyond or in advance of its due date or the date when such account payable or other Liability would have been paid in the ordinary course of business, other than accounts payable or other Liabilities that are (individually or in the aggregate) less than $100,000;

(xix)make any material change in the prices at which any products or services are sold or distributed, or offer any rebates, discounts, commissions, incentives or inducements for the purchase of any products or services other than in the ordinary course of business;

(xx)except as set forth on Schedule 6.01(b)(xx), make, change or revoke any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax Claim or material assessment relating to the Company, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax Claim or material assessment relating to the Company or any Seller Entity, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(xxi)except in accordance with the budget set forth on Schedule 6.01(a)(ii), purchase, acquire, lease or license any assets in any single transaction or series of related transactions having a fair market value in excess of $120,000 in the aggregate, other than in the ordinary course of business;

(xxii)write-down or write-up the value of any asset by more than 10%, except as required by or in accordance with GAAP;

(xxiii)settle any Action asserting Liabilities in excess of $25,000, individually, or $150,000 in the aggregate against any other Person;

(xxiv)make a Filing with the FCC to obtain eligibility to bid on spectrum licenses in the Auction, unless such Filing complies with the requirements set forth in Section 8.02(g); or

(xxv)authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing;

provided, however, that this Section 6.01 shall in not in any way restrict or otherwise prohibit the ability of the Sellers and the Seller Entities to (i) take any action with respect to an Excluded Asset, including selling, disposing or otherwise transferring an Excluded Asset to any other person or entity, (ii) make payments, accept additional advances and prepay intercompany Indebtedness and other intercompany liabilities prior to the determination of the Estimated Purchase Price, (iii) make distributions or dividends prior to the determination of the Estimated Purchase Price, (iv) take any action with respect to the Reduction provided that the same complies with all Applicable Laws, or (v) incur the capital expenditures and other budgeted cash flows consistent in all material respects with the budget set forth on Schedule 6.01(a)(ii).

Section 6.02  Buyer Access; Financial Statements.

(a)From the date hereof until the Closing Date, Sellers will (i) give the Buyer, Buyer Parent and their respective counsel, auditors, financing sources and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Seller Entities, (ii) furnish promptly to Buyer, Buyer Parent and their respective counsel, auditors, financing sources, and other authorized representatives all information concerning the Company and the Seller Entities, the Business and their respective properties, books, Contracts, records and personnel as Buyer, Buyer Parent or such representatives may reasonably request and, without limiting the foregoing, within 30 days following the date of this Agreement, provide the Buyer with a schedule setting forth a brief description of the use of each Owned Real Property and Leased Real Property; (iii) make available to the representatives of Buyer and Buyer Parent, upon the reasonable request therefor, the Company’s and Seller Entities’ accountants, counsel and employees, by telephone or at the locations at which they generally perform services for the Company and the Seller Entities, for discussion of the Company’s businesses, properties or personnel as Buyer or Buyer Parent may reasonably request, (iv) without limiting the foregoing, make available to the representatives of Buyer and Buyer Parent the Company’s and Seller Entities’ senior management for (A) weekly operations integration and transition planning meetings, and (B) monthly meetings to discuss the status of pending Tax Claims, and (v) use reasonable efforts to make available to the representatives of Buyer and Buyer Parent, upon reasonable request therefor, such customers, suppliers or other Persons with whom the Company or Seller Entities maintain a business or commercial relationship; provided that any such access (A) shall be during normal business hours on reasonable notice, (B) shall not be required where such access would be prohibited or otherwise limited by any Applicable Law, and (C) shall not otherwise unreasonably interfere with the conduct of the Business.

(b)Following the date hereof and through the Closing Date, the Company shall prepare and furnish to the Buyer and Buyer Parent:

(i)promptly after completion, the consolidated audited balance sheets of the Company as of May 31, 2015, and the consolidated audited statements of operations and cash flows for the fiscal year then ended;

(ii)promptly after completion and in any event within thirty (30) days of the end of each calendar month, (A) the unaudited consolidated balance sheet of the Company and the Seller Entities as of the end of such preceding calendar month, and (B) the related unaudited consolidated statement of operations and cash flow of the Company and the Seller Entities for such preceding month; and

(iii)promptly after completion and in any event within forty-five (45) days of the end of each calendar quarter, (A) the unaudited consolidated balance sheet of the Company and the Seller Entities as of the end of such preceding quarter, and (B) the related unaudited consolidated statement of operations and cash flow of the Company and the Seller Entities for such preceding quarter.

(c)Following the date hereof and through the Closing Date, the Company shall prepare and furnish to the Buyer and Buyer Parent, within ten (10) days of the end of each calendar month, a status report reflecting the Company’s and Seller Entities’ progress relative to the Reduction.

(d)From and following the date of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, the Sellers, jointly and severally, covenant and agree that they will not, and will not permit any of their respective controlled Affiliates to, divulge or make use of any trade secrets or other Confidential Information (as such term is defined in the Confidentiality Agreement) of the Company, any Seller Entity or the Business, other than in connection with the Financing and to disclose such secrets and information to Buyer, Buyer Parent or to such other Persons as requested by Buyer.

(e)Following the date hereof and through the Closing Date, the Seller shall make available to the representatives of Buyer and Buyer Parent the Company’s and Seller Entities’ senior management for weekly regulatory meetings (which may be held in connection with the Section 6.02(a)(iv) weekly operations integration and transition planning meetings) during which, among other things, the Company’s and Seller Entities’ senior management shall report to Buyer and Buyer Parent regarding (i) their respective compliance with the Metrics and Communications Laws; (ii) all communications with Communications Regulatory Authorities; and (iii) any recent developments in connection with a Communications Regulatory Authority that is reasonably likely to have an effect on the Business.

Section 6.03 Notice; Supplemental Disclosure. Between the date hereof and the Closing Date, the Sellers, on the one hand, and the Buyer and Buyer Parent, on the other hand, will promptly provide the other party with written notice, in reasonable detail, of (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material breach of any representation or warranty made by such party in this Agreement, (ii) any Action, event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes a material inaccuracy in or material breach of any representation or warranty made by such party in this Agreement, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused, or would cause, any condition set forth in Article 9 to be incapable of being satisfied, and (iv) any material breach of any covenant or obligation of such party. Such written notice shall state whether such matter, event, condition, fact, circumstance or development (A) cannot be cured and (B) would result in any of the other party’s conditions set forth in Article 9 to be incapable of being satisfied. Upon receipt of any such notice stating the matters set forth in clauses (A) and (B) of the immediately preceding sentence, the non-notifying party may terminate this Agreement in accordance with Article 10 (1) within 30 days after being provided such written notice in the event the notice relates to a breach of a representation or warranty, or (2) within 90 days after being provided such written notice in the event the notice relates to a breach of covenant or agreement or a condition becoming incapable of being satisfied (or in either case, if Buyer requests additional information of Sellers within five Business Days following receipt of such notice, then such applicable time period shall begin at such time as Buyer is provided with such requested supplemental information). If such party chooses not to terminate this Agreement, then such written notice shall constitute an amendment to the Schedules hereto and cure, or be deemed an exception to, any breach of representation, warranty, covenant, agreement or condition, as applicable, for purposes of satisfying such Closing condition in Article 9, and such party shall be deemed to have irrevocably waived its right to terminate this Agreement solely with respect to such matter; provided, however, that such party’s other rights and remedies hereunder, including, without limitation, to terminate this Agreement by reason of additional, though related matters, events, conditions, facts, circumstances or developments, or to seek indemnification pursuant to Article 11, shall remain unaffected by such deemed waiver. Notwithstanding the foregoing, any updates relating to Actions, events, conditions, facts or circumstances that occur, arise or exist after the date of this Agreement to any of Schedules 3.10(b) (List of Real Property Leases), 3.12(a) (List of Intellectual Property) 3.13 (List of Company Contracts), 3.14(a) and (b) (List of Insurance Policies and Claims), 3.15(a) (List of Permits), 3.18 (List of Environmental Permits), 3.22 (List of Business Names and Addresses) and 3.23 (List of Bank Accounts) shall be deemed to have cured any misrepresentation or breach that might have existed hereunder by reason of such matter not being disclosed on the Schedules hereto as of the date of this Agreement, and no party shall be entitled to terminate this Agreement under Article 10 or seek indemnification pursuant to Article 11 with respect to such matters. The Company will deliver to Buyer and Buyer Parent an update, certified by an authorized officer of the Company, to the information regarding employees and independent contractors of the Sellers and the Seller Entities delivered pursuant to Section 3.17, dated no later than three Business Days prior to the Closing Date.

Section 6.04 Acquisition Proposals. Neither of the Sellers shall, nor shall either of them authorize or permit any officer, director, member, manager, employee, agent or other representative of the Company or Parent or any of their respective Affiliates to, directly or indirectly, seek, solicit or encourage, or furnish information with respect to the sale of the Membership Interest, the Company, the Seller Entities or the Business (or any portion of the foregoing) to, or engage in any discussions with, any Person in connection with, any proposal for the acquisition of all or any portion of the Membership Interest or the assets or properties of the Company or any Seller Entity, other than as contemplated by this Agreement. The Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer and Buyer Parent) with respect to any of the foregoing and will promptly request the return or destruction of any confidential information provided to any such Person in connection with a prospective acquisition of the Membership Interest, or any of the assets or properties of the Company or Seller Entities. The Sellers shall notify Buyer in writing of any breach of this Section 6.04 within one Business Day after any Sellers’ officers or directors become aware of such breach. Such written notification shall describe in reasonable detail any such occurrence and identify the Persons, circumstances and all relevant terms involved. Without limiting the foregoing, any violation of the restrictions set forth above by any officer, director, member, manager, authorized agent or other authorized representative of the Sellers, the Company or any Seller Entity shall be deemed to be a breach of this Section 6.04 by the Sellers.

Section 6.05Real Estate Matters.

(a)Without limiting the generality of Section 6.02, from and after the date of this Agreement, Sellers shall afford to the officers, employees, attorneys, accountants, agents and other authorized representatives of Buyer reasonable access in order that Buyer may have full opportunity, at Buyer’s sole cost and expense, to inspect, take measurements, conduct surveys and tests, show the Owned Real Property to contractors, architects, surveyors, engineers, consultants, insurers, banks and other lenders or investors, and to make legal, financial, engineering, accounting and other reviews or investigations of the Owned Real Property. In addition, Sellers shall reasonably cooperate with Buyer and execute documents reasonably required by Buyer in order to obtain, at Buyer’s sole cost and expense, appraisals, title commitments, surveys or other documents related to the Owned Real Property. To the extent Buyer elects to obtain title commitments or title policies with respect to Owned Real Property, it shall use its commercially reasonable efforts to obtain the same as soon as practicable following the date of this Agreement and, with respect to any such title commitments or title policies which reflect Exceptions, will deliver the same to Sellers promptly following receipt thereof.

(b)If any title commitment or any title policy obtained by Buyer discloses any Lien, mortgage, judgement or other encumbrance affecting any parcel of Owned Real Property (collectively, “Exceptions”), other than the Permitted Liens, then, with respect to each such Exception, Sellers shall take such action as is required to have such Exception removed by the title company, which action may include the payment of a liquidated sum of money, the delivery of an affidavit and/or the delivery of an indemnity, in each case, as reasonably requested by Buyer's title company; provided, that, (i) if such Exception may be satisfied by the payment of a liquidated sum of money then, in lieu of such removal, (A) such liquidated sum shall be reflected on the Flow of Funds and paid from the Estimated Purchase Price, or (B) the Purchase Price will be reduced, on a dollar-for-dollar basis, by the amount of such liquidated sum, and (ii) if such Exception has not been reduced to a liquidated sum and is not material, Sellers failure to remove said Exception shall not be considered a breach of this Section 6.05(b).

ARTICLE 7

COVENANTS OF THE BUYER

Section 7.01 Confidentiality. The Buyer Parent and the Company acknowledge and agree to continue to be bound by the Confidentiality Agreement, dated as of January 19, 2015, between the Buyer Parent and the Company, as amended from time to time (the “Confidentiality Agreement”).

Section 7.02 Seller Access. From and after the Closing, the Buyer shall afford the Parent and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Company and the Seller Entities, in each case, solely to the extent the Parent reasonably needs (a) to comply with reporting, disclosure, filing or other requirements imposed on the Parent by a Governmental Authority, (ii) for use in any Tax audits or litigation in which the Parent is a party (it being understood for the avoidance of doubt that information sharing with respect to any litigation to which the Parent is a party shall be subject to Article 11), or (iii) to comply with the Parent’s obligations under this Agreement; provided,  however, that as a condition to providing such access, the Parent and its representatives shall agree to enter into a confidentiality agreement in form and substance reasonably satisfactory to Buyer. Unless otherwise consented to in writing by the Parent, none of Buyer, Buyer Parent, the Company or any Seller Entity shall, for a period of six years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records without first offering to surrender to the Sellers such books and records or any portion thereof which such party may intend to destroy, alter or otherwise dispose of.

ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, including, Section 8.02(a) below, (a) the Buyer, Buyer Parent and the Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary Filings, and (ii) obtaining and maintaining all licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions and other confirmations required to be obtained from any Governmental Authority or other third party to consummate the transactions contemplated by this Agreement (including satisfaction of the conditions set forth in Article 9), (b) the Sellers and the Buyer and Buyer Parent agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and (c) from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers shall, and shall cause the Company and the Seller Entities and, in each case, their respective officers, employees and agents, to, cooperate in good faith with Buyer to consummate the Financing, which cooperation shall include, without limitation, providing evidence of insurance satisfactory to RTFC and the execution of the Financing Documents.

Section 8.02  Further Cooperation; Required Actions.

(a)In furtherance and not in limitation of the foregoing, each of the Sellers and the Buyer shall, as promptly as practicable after the date hereof, make any and all Filings necessary or appropriate under the HSR Act and the Competition Laws of the British Virgin Islands and Sint Maarten in connection with the transactions contemplated hereby. Subject to Section 8.01, each of the Sellers and the Buyer shall use its commercially reasonable efforts to supply as promptly as practicable any additional information that may be requested pursuant to the HSR Act or such Competition Law and to take all other actions necessary to cause the expiration, termination, or early termination of the applicable waiting periods under the HSR Act or such Competition Law, or the receipt of any requisite clearances and approvals under such Competition Law, including responding to a Request for Additional Information and Material pursuant to the HSR Act (a “Second Request”), as soon as practicable. Except with respect to any condition or divestment related to spectrum licenses held by Buyer or its Affiliates and contemplated in the definition of Material Adverse Regulatory Event which shall not be prohibited or restrained by the following proviso, nothing in this Agreement (i) shall require Buyer or Buyer Parent to litigate or participate in the litigation of any action or proceeding pursuant to the HSR Act or any other Competition Law, whether judicial or administrative, brought by any Governmental Authority or appeal any order (A) challenging or seeking to restrain or prohibit the consummation of the transaction or seeking to obtain from Buyer or Buyer Parent any damages in relation therewith, or (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer or Buyer Parent of all or any portion of Buyer or Buyer Parent’s business, the Business or assets or any product of the Company, or the equity of, or voting interest in, the Company or any Seller Entity, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of Buyer or Buyer Parent’s business, the Business or assets or any product of the Company, or the equity of, or voting interest in, the Company or any Seller Entity, in each case, as a result of or in connection with the transaction, or (ii) shall require Buyer or Buyer Parent to, nor shall the Company without the prior written consent of Buyer or Buyer Parent, (A) agree or proffer to any of the prohibitions, limitations, conditions or other actions referred to in the preceding clause (i)(B), or (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transaction.

(b)In furtherance and not in limitation of the foregoing, each of the Sellers, the Buyer, and the Buyer Parent shall, as promptly as practicable after the date hereof, assemble all appropriate information to complete and jointly submit Filings (i) seeking the Communications Regulatory Authority Consents set forth in Schedule 3.03(c) or described in Section 3.03(c)(i) and (ii) to the extent necessary and appropriate under Applicable Law providing notice to applicable Communications Regulatory Authorities, in each case of clauses (i) and (ii) with respect to consummation of the transactions contemplated hereby, within 30 Business Days of the date hereof (or such later date as mutually agreed by the parties hereto, such agreement not to be unreasonably withheld, conditioned or delayed).

(c)In furtherance and not in limitation of the foregoing and to the extent not prohibited by Applicable Law or any Governmental Authority, each of the Sellers, the Buyer, and Buyer Parent shall cooperate with each other (i) in determining what actions by or in respect of, or filing with, any Governmental Authority other than those identified in Sections 8.02(a) through (b) are required, or which actions, consents, approvals or waivers are required to be obtained under any Company Contracts, including the RT Park Agreement, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers. Except with respect to any condition or divestment related to spectrum licenses held by Buyer or its Affiliates and contemplated in the definition of Material Adverse Regulatory Event which shall not be prohibited or restrained by the following proviso and subject to the last provision of this Section 8.02(c), nothing in this Agreement, (i) shall require Buyer or Buyer Parent to litigate or participate in the litigation of any action or proceeding in connection with a Communications Regulatory Authority Consent, whether judicial or administrative, brought by any Governmental Authority or appeal any order (A) challenging or seeking to restrain or prohibit the consummation of the transaction or seeking to obtain from Buyer or Buyer Parent any damages in relation therewith, or (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer or Buyer Parent of all or any portion of Buyer or Buyer Parent’s business or the Business or assets (including Communications Permits) or any product of the Company or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of Buyer or Buyer Parent’s business or the Business or assets (including Communications Permits) or any product of the Company, in each case, as a result of or in connection with the transaction, or (ii) shall require Buyer or Buyer Parent to, nor shall the Company without the prior written consent of Buyer or Buyer Parent, (A) agree or proffer to any of the prohibitions, limitations, conditions or other actions referred to in the preceding clause (i)(B), or (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transaction; provided,  however, Buyer and Buyer Parent shall negotiate in good faith with the PSC with respect to obtaining the Communications Regulatory Authority Consents.

(d)In furtherance and not in limitation of the foregoing, and to the extent permitted by Applicable Law, each of the Sellers, Buyer, and Buyer Parent shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry by or on behalf of a Governmental Authority; (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority regarding any of the transactions contemplated hereby; (iii) and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority), permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry; (iv) furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority; and (v) consult with each other in advance of any meeting or conference with any such Governmental Authority to the extent reasonably practicable,  give the other party the opportunity to attend and participate in such meetings and conferences, in each case (i)-(iv) regarding any of the transactions contemplated hereby.

(e)Each of the Company and the Buyer shall pay its own costs in connection with any Filings pursuant to this Section 8.02, and each of them shall pay one-half of any filing fees in connection with any joint Filings pursuant to this Section 8.02, including pursuant to the HSR Act and any other Competition Law.

(f)Promptly after the date hereof, and only to the extent permitted by FCC rules, Sellers and Buyer Parent shall establish, and Sellers shall designate the appropriate employees of the Company to participate with employees of Buyer Parent in, a joint working group to prepare for the integration of the Company and the Seller Entities after the Closing into Buyer Parent’s internal control structure and procedures for financial reporting compliance with  the requirements of Rule 404 of the Sarbanes-Oxley Act and Buyer Parent’s financial reporting structure. In addition, prior to the Closing, Sellers shall, and shall cause the Company and the Seller Entities and their respective directors, officers, employees and representatives to, reasonably cooperate with Buyer Parent and its representatives in connection with the preparation of any financial information that may be required by Form 8-K, Regulation S-X, and/or Regulation S-K promulgated under the Securities Act (including any audited financial statements and pro forma financial statements under Rule 3-05 of Regulation S-X) in connection with the transaction. Without limiting the generality of the foregoing, Sellers shall, and shall cause the Company, its other Subsidiaries and their respective representatives to, upon reasonable request (a) furnish the report of the Company’s auditor on the most recent audited consolidated financial statements of the Company and the Seller Entities and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice; (b) furnish any additional financial statements, schedules or other financial data relating to the Company and the Seller Entities reasonably requested by Buyer Parent; (c) furnish management and legal representatives of senior officers of the Company to auditors; and (d) make available the employees and advisors of the Company and the Seller Entities to provide reasonable assistance with Buyer Parent’s preparation of any required financial statements.

(g)The Buyer, Buyer Parent, Sellers, and Seller Entities shall, and shall use commercially reasonable efforts to cause their respective Affiliates to (to the extent required by Applicable Law), disclose the existence of this Agreement and the Related Agreements in any Filing that they make to participate in, or otherwise in connection with, the Auction to the extent reasonably necessary to enable the parties to perform their obligations under this Agreement and complete the transactions contemplated herein during the Auction’s Quiet Period.

Section 8.03 Alternative Transaction Structure. In the event that all conditions precedent under Section 9.01 and Section 9.02 have been satisfied other than the receipt of Communications Regulatory Authority Consents necessary to transfer control of STM Asset Holdings, LLC (“STM”) and/or BVI Assets Holdings, LLC (“BVI”) (all such conditions precedent, the “USVI Conditions Precedent”), and it is reasonably likely that the receipt of the Communications Regulatory Authority Consents necessary to transfer control of STM and/or BVI will materially delay Closing, then the parties shall cooperate and use their respective commercially reasonable efforts to restructure the transaction contemplated hereby to facilitate a timely Closing (the “Alternative Transaction”). In the event of such restructuring, the parties shall cooperate in good faith to modify this Agreement and enter into such other agreements and arrangements necessary in order to effect such Alternative Transaction.

Section 8.04 Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Sellers unless required by Applicable Law or listing agreement with a national securities exchange (in the reasonable opinion of counsel), in which case, the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.

Section 8.05 Transfer Taxes. Parent and the Buyer shall each bear 50% of the obligation with respect to all use, sales, transfer, recording, registration and other fees, and other similar transaction Taxes (but not taxes on any income or gain realized by the Sellers in connection with the transactions contemplated hereby, which taxes shall be solely the responsibility of the Sellers), if any, imposed by reason of the transactions contemplated by this Agreement (“Transfer Taxes”). Parent and the Buyer shall be jointly responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes, and shall provide each other with cooperation in the preparation of any such Tax Returns.

Section 8.06 Disclosure Generally. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule only to the extent the relevance of such information is reasonably apparent on the face of such Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Applicable Law or breach of any agreement.

Section 8.07 Straddle Period Taxes. For purposes of this Agreement, any Tax Liability attributable to a taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned, (i) in the case of Taxes based upon, or related to, income or receipts, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), on the basis of a “closing of the books” as of the beginning of, but not including, the Closing Date; and (ii)in the case of other Taxes, amounts allocated to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.08 Tax Returns. Parent shall be responsible for preparing any Tax Returns with respect to the Company and the Seller Entities for any taxable year that ends on or prior to the Closing Date. All such Tax Returns shall be prepared in accordance with past practice and custom of the Company and the Seller Entities. The Buyer shall be responsible for preparing any Tax Returns with respect to the Company and the Seller Entities for any Straddle Periods and for taxable years beginning and ending after the Closing Date. For any Tax Return filed by Parent after the Closing Date, Parent shall make such Tax Returns available for review by the Buyer no less than 15 days in advance of the due date for filing such Tax Returns, and shall cause any reasonable comments of the Buyer to be reflected in such Tax Return, and Buyer and Parent shall work together to resolve any disagreement regarding the Tax Returns; provided, however, that if any disagreements are not resolved prior to the due date of a Tax Return, such Tax Return shall be filed as prepared by Parent and such disagreement shall be resolved by the Firm and any determination of the Firm will be final. Parent shall pay to Buyer on or before the due date of such Tax Return any Tax Liability shown as due thereon, but only to the extent such Tax Liability exceeds the amount of such Tax Liability included in the determination of Net Working Capital and taken into account as an adjustment to the purchase price hereunder. For all Straddle Period Tax Returns, Buyer shall make such Tax Returns available to Parent no less than 15 days in advance of the due for filing such Tax Returns, together with a statement showing the computation of the Tax Liability of the Company or Seller Entities (as the case may be) for the portion of the Straddle Period ending on or before the Closing Date (the “Pre-Closing Tax Period”) and for the portion of the Straddle Period ending after the Closing Date (the “Statement”). Buyer shall cause any reasonable comments of Parent to be reflected in such Tax Return. Parent shall pay to Buyer on or before the due date of the Straddle Period Tax Return any Tax Liability attributable to the Pre-Closing Tax Period reflected on the Statement to Buyer, but only to the extent such Tax Liability for the Pre-Closing Tax Period exceeds the amount of such Tax Liability included in the determination of Net Working Capital and taken into account as an adjustment to the purchase price hereunder. In the event of any disagreement between the Buyer and Parent regarding such Tax Returns or the Statement, such disagreement shall be resolved by the Firm and any such determination by the Firm shall be conclusive and final. The fees and expenses of the Firm shall be borne equally by the Buyer and Parent. Unless otherwise required by Applicable Law, Buyer shall not amend any Tax Return of the Seller Entities or the Company for any taxable period ending on or prior to the Closing Date or amend or revoke any Tax elections of the Seller Entities or the Company if such amendment or revocation would impact the Tax Liability of the Seller Entities or the Company for any such taxable periods.

Section 8.09 Allocation Statement. Within 90 days after the Closing, Parent shall deliver to the Buyer a statement (the “Allocation Statement”) allocating the consideration paid by the Buyer pursuant to this Agreement among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Section 1060 Allocation”). If, within 30 days after delivery of the Allocation Statement, the Buyer notifies Parent in writing that the Buyer objects to the allocation set forth in the Allocation Statement, Parent and the Buyer shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event the Buyer and Parent are unable to resolve such dispute within 20 days, the Buyer and Parent shall file their Tax Returns in accordance with their own determinations as to the correct allocation. The parties agree to amend the Section 1060 Allocation as necessary to reflect any adjustments in consideration agreed upon, or payments made, after the Closing Date. Except as otherwise provided in this Section 8.09, the Buyer and Parent further agree to file, and to cause their respective Affiliates to file, their income tax returns and all other Tax Returns and necessary forms in such a manner as to reflect the allocation of the consideration as determined in accordance with this Section 8.09,  provided, however, nothing herein shall prevent the Buyer or Parent, as the case may be, from settling any proposed deficiency or adjustment by any Governmental Authority based on the Allocation Statement and neither the Buyer nor Parent will be required to litigate any proposed adjustment by any Governmental Authority challenging such Allocation Statement. Any refund received by the Seller Entities for periods prior to the Closing Date or any portion of a Straddle Period prior to the Closing Date shall be paid to Parent, except to the extent such refund was taken into account as an adjustment to the Purchase Price hereunder.

Section 8.10 Asset Purchase Reporting. For U.S. federal Income Tax (and state, local and non-U.S. tax purposes, as applicable), Parent and the Buyer agree to report the Buyer’s purchase of the Membership Interest as the purchase of the assets and liabilities of the Company.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer’s waiver) of the following conditions as of the Closing Date:

(a)(i) the representations and warranties of the Sellers contained in Section 3.02 (Interests Owned) shall have been true and correct as of the date of this Agreement and as of the Closing Date in all respects, (ii) the Fundamental Representations shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect within any such representation or warranty, true and correct in all respects) as of the date of this Agreement and as of the Closing Date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect within any such representation or warranty, true and correct in all respects) as of such particular date), and (iii) all other representations and warranties of the Sellers contained in Article 3 shall have been true and correct as of the date of this Agreement and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of specific date will be determined as of such specified date), other than to the extent that the failure of such representations and warranties to be true and correct individually or in the aggregate would not reasonably be expected to cause a Material Adverse Effect (or, to the extent qualified by Material Adverse Effect within any such representation or warranty, true and correct in all respects);

(b)the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)all consents, approvals, Filings, waivers or concessions required from third parties set forth on Schedule 9.01(c) and all Communications Regulatory Authority Consents set forth on Schedule 3.03(c) shall have been made or obtained, and, in the case of consents, approvals,

Filings,  waivers  or  concessions  of  Governmental  Authorities  (including  Communications Regulatory Authority Consents), shall have been made by Final Order;

(d)no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a Governmental Authority or pursuant to Applicable Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Applicable Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation thereof, as contemplated herein, illegal;

(e)since the date of this Agreement, there shall have been no Material Adverse Effect or Material Adverse Regulatory Event;

(f)the Parent shall have delivered to Buyer a certificate, executed by the chief executive or financial officer of the Parent, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.01(a),  (b) and (e) have been satisfied;

(g)the Sellers shall have delivered the Payoff Letters or other written agreements for the release of all Liens (other than Permitted Liens) on any assets or properties of the Company and the Seller Entities (in form and substance reasonably satisfactory to Buyer);

(h)the Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent;

(i)the Financing Documents shall have been executed and delivered by RTFC and the Company;

(j)the Company or, alternatively, Parent, shall have delivered to Buyer a certificate or certificates in form and substance reasonably satisfactory to Buyer, certifying any facts that would exempt the transaction contemplated hereby from or eliminate withholding under Section 1445 of the Code and analogous provisions of foreign Applicable Tax Law;

(k)Buyer shall have received, with respect to the Company and each Seller Entity, a certificate of good standing or valid existence, as applicable, of the Company or Seller Entity, as applicable, issued by the Secretary of State or other Governmental Authority of the jurisdiction in which such entity was organized and each jurisdiction in which such entity is qualified or authorized to do business as a foreign corporation, limited liability company or other legal entity, in each case, dated no more than seven days prior to the Closing Date;

(l)Buyer shall have received, with respect to the Company and each Seller Entity the Organizational Documents, certified by the Secretary of State or other Governmental Authority of the jurisdiction of organization, to the extent applicable, and the Company’s or Seller Entity’s corporate Secretary, as applicable;

(m)Buyer shall have received, resolutions of the members of Parent authorizing and approving this Agreement and the transactions contemplated hereby, certified by the Parent’s Secretary or other authorized officer;

(n)Buyer shall have received (at the office of its outside legal counsel) the corporate minute books and stock or other equity interests of the Company and each Seller Entity;

(o)Buyer shall have received evidence, reasonably satisfactory to Buyer, as to the consummation of the Divestitures;

(p)The FTI Letter Agreement shall be in full force and effect and, to the extent requested by Buyer Parent in accordance with the terms of the FTI Letter Agreement, the FTI Transition Management Services Agreement shall have been executed and delivered by FTI;

(q)The PSC shall not have granted a cable franchise to a third party, who in ATN’s reasonable judgment is (or is reasonably likely to become) a bona fide competitor to the cable business operated by the Seller Entities, between the date hereof and the Closing Date;

(r)Each of the Permits identified on Schedule 9.01(r) is in full force and effect and, with respect to any Permit identified on Schedule 9.01(r) that pursuant to its terms is scheduled to expire within sixty (60) days after the Closing Date, the Company and the Seller Entities have timely filed an application to renew or extend such Permit;

(s)The Management Services Agreement, dated as of January 28, 2010, between FTI and Parent shall be terminated with no further force or effect or Liability on the part of the Company or any Seller Entity;

(t)The Union Contract Extension is in full force and effect;

(u)Each Seller Entity providing services in the United States that is subject to Communications Laws and all facilities in the United States used by the Business to provide services in the United States that are subject to Communications Laws are compliant in all material respects with all applicable Communication Laws; each Seller Entity providing services in the United States that is subject to the Metrics and all facilities in the United States used by the Business to provide services in the United States that are subject to the Metrics are compliant in all material respects with all applicable Metrics; each Seller Entity that is subject to Communications Laws shall provide the Buyer with reasonable evidence of such compliance; and each Seller Entity that is subject to a Metric shall provide the Buyer with reasonable evidence that it has been in compliance with such Metrics for at least the 90 consecutive days immediately preceding the Closing Date, excluding, for purposes of such calculation, any days of non-compliance attributable to a single event outside of the reasonable control of the Company and Seller Entities that could not have been avoided through the exercise of due care and that causes a Seller Entity to fail to comply with one or more Metrics during such 90-day period (a “Force Majeure Interruption”), and aggregating the days immediately preceding and immediately following such Force Majeure Interruption as if consecutive; and

(v)The Settlement Agreement and Mutual Release, dated as of August 25, 2015, by and  between  Bonneville  Group  Virgin  Islands,  Inc.  and  the  Virgin  Islands  Telephone

Corporation d/b/a Innovative Telephone, a copy of which has been provided to Buyer, remains in full force and effect and Sellers have paid all amounts owed thereunder and delivered evidence reasonably satisfactory to Buyer of such payment.

Section 9.02 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or the Sellers’ waiver) of the following conditions as of the Closing Date:

(a)The representations and warranties of the Buyer and Buyer Parent contained in Article 5 hereof shall have been true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) as of such particular date);

(b)the Buyer and Buyer Parent shall have performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c)all consents, approvals, Filings, waivers, or concessions required from third parties set forth on Schedule 9.01(c) and all Communications Regulatory Authority Consents set forth on Schedule 3.03(c) shall have been made or obtained;

(d)no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a Governmental Authority or pursuant to Applicable Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Applicable Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation thereof, as contemplated herein, illegal;

(e)the Escrow Agreement shall have been executed and delivered by Buyer and the Escrow Agent; and

(f)the Buyer shall have delivered to Parent a certificate, executed by the chief executive or financial officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.02(a) and (b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Buyer and Buyer Parent, on the one hand, and the Sellers, on the other hand;

(b)by the Buyer and Buyer Parent, if the Sellers (or either of them) shall have breached in any material respect any of its or their representations or warranties or failed to perform in any material respect any covenant or other agreement contained herein, which breach or failure to perform would render unsatisfied any condition to the obligations of the Buyer at the Closing and (i) such breach or failure to perform is not curable, or (ii) if capable of being cured, has not been cured by the Sellers prior to the earlier of (A) ten Business Days after the Sellers’ receipt of written notice thereof from the Buyer, and (B) the Outside Date;

(c)by the Sellers, if Buyer or Buyer Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any covenant or other agreement contained herein, which breach or failure to perform would render unsatisfied any condition to the obligations of the Sellers at the Closing and (i) such breach or failure to perform is not curable, or (ii) if capable of being cured, has not been cured by the Buyer or Buyer Parent, as applicable, prior to the earlier of (A) ten Business Days after the Buyer’s and Buyer Parent’s receipt of written notice thereof from the Sellers, and (B) the Outside Date;

(d)by the Buyer and Buyer Parent, if the Closing has not occurred on or before the 15th-month anniversary of the date that the last application (that is in proper form and content for processing) for the Communications Regulatory Authority Consents is filed by the parties (such date, the “Outside Date”); provided, further, the Buyer and Buyer Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) if the Buyer’s or Buyer Parent’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e)by the Sellers, if the Closing has not occurred on or before the Outside Date; provided, further, the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if the Sellers’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(f)By either Buyer and Buyer Parent, on the one hand, or the Sellers, on the other hand, if a Governmental Authority shall have issued an order, permanent injunction or other judgment or taken any other action including in connection with the required approvals under the HSR Act, other Competition Laws, or a Communications Regulatory Authority Consent, in each case, which has become a Final Order and which restrains, enjoins or otherwise prohibits or denies the consummation of the transfer of control of DTR Holdings, LLC.

The party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other parties hereto.

Section 10.02 Effect of Termination. In the event this Agreement is terminated as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect, other than Section 7.01 (Confidentiality), Section 8.04 (Public Announcements), this Section 10.02, and Article 12;  provided,  however, that nothing in this Section 10.02 shall be deemed to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement; and provided further, however, that termination shall not relieve any party of liability for any breach by it prior to such termination of its obligations under this Agreement; and; provided,  further, that, parties hereto shall cooperate in good faith to withdraw Filings made to Governmental Authorities in respect of any requested or required consent or approval.

ARTICLE 11

INDEMNIFICATION

Section 11.01 Survival Period.  All representations and warranties made by the parties in this Agreement will survive until the fifteen (15)-month anniversary of the Closing Date, except that the representations and warranties contained in Section 3.01(a) (Organization and Qualification), Section 3.02 (Interests Owned), Section 3.03(a) and clause (ii) of Section 3.03(b) (Authority; No Conflicts of Organizational Documents), Section 3.05 (Advisory and Other Fees), Section 3.06 (Taxes), Section 3.08(d) (Indebtedness), Section 3.15(f) (Permits); Section 3.16 (Employee Benefit Plans), Section 3.18 (Environmental Matters), Section 5.01 (Existence and Power), Section 5.02 (Organizational Authorization) and Section 5.09 (Finder’s Fees) (the foregoing Sections, the “Fundamental Representations”) shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations or other effective temporal limitation governing claims relating to the underlying subject matter, as applicable. This Article 11 will survive the Closing and will remain in effect (i) with respect to Sections 11.02(a)(i) and 11.02(b)(i), so long as the relevant representations and warranties survive, (ii) with respect to Sections 11.02(a)(ii) and 11.02(b)(ii), so long as the applicable covenant survives, (iii) with respect to Sections 11.02(a)(iii)-(viii), until the date that is sixty (60) days following the expiration of the applicable statute of limitations, (iv) with respect to Section 11.02(a)(ix), until the fifteen (15)-month anniversary of the Closing Date, and (v) with respect to Section 11.02(a)(x), until the date that is 60 days following the expiration of the applicable statute of limitations relating to the underlying Tax matter. Any matter as to which a claim has been asserted by timely notice that is pending or unresolved at the end of the applicable survival period will continue to be covered by this Article 11, notwithstanding any applicable statute of limitations, until such matter is finally terminated or otherwise resolved under this Agreement or non-appealable judgment of an arbitrator, and any amounts payable under this Agreement are finally determined and paid.

Section 11.02  Indemnification.

(a)Subject to the other provisions and limitations of this Article 11, after the Closing, Parent shall indemnify, defend and hold harmless the Buyer, Buyer Parent, and their respective Affiliates (including, following the Closing, the Company and the Seller Entities) and their respective officers, directors, members, managers, shareholders, employees, agents and representatives (the “Buyer Indemnified Parties”) from, against and in respect of any Loss which the Buyer Indemnified Party suffers as a result of or arising from:

(i)any breach of any representation or warranty made by the Sellers in this Agreement or any Seller Closing Certificate, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties;

(ii)any breach of any covenant or agreement of the Sellers set forth in this Agreement or in any Seller Closing Certificate;

(iii)any Transaction Costs or Closing Indebtedness to the extent not satisfied in full pursuant to Section 2.05;

(iv)any matter set forth in Schedule 3.07;

(v)any  claims  by  any  interested  party  arising  out  of,  or  related  to,  the bankruptcy of Innovative Communication Corporation;

(vi)any matter set forth in Schedule 3.04;

(vii)failure of the Company or a Seller Entity to comply with any Communications Law or Metric prior to the Closing Date;

(viii)any Exceptions that are neither (A) removed prior to Closing as contemplated by Section 6.02(b)(i), nor (B) with respect to which a liquidated sum is reflected on the Flow of Funds or accounted for as a reduction to Purchase Price as contemplated by Section 6.20(b)(ii);

(ix)failure of the applicable Seller Entity to: (A) with respect to each of the Designated Leased Properties, (i) enter into fully executed, and if applicable, duly registered leases or other similar agreements on customary terms providing a valid and subsisting leasehold interest or other similar rights, or (ii) remove, discharge or obtain a release of any Lien (other than a Permitted Lien) adversely affecting the applicable Seller Entity’s occupancy or enjoyment thereof; (B) enter into and duly record easements on customary terms with respect to each of the Designated Easements; and (C) complete the purchase of real property listed on Schedule 3.10(a) under the heading “Real Property in Process of finalizing transfer and registration process”; and

(x)any Taxes imposed on the Company or any Seller Entity attributable to

(A) any taxable year ending on or before the Closing Date, (B) the Pre-Closing Tax Period, (C) the Divestitures, and/or (D) Liabilities of the Company or the Selling Entities for Taxes (including, without limitation, Taxes payable to the U.S. Virgin Islands Bureau of Internal Revenue) for any taxable year ending on or before the Closing Date or Pre- Closing Tax Period of any other Person by reason of Treasury Regulation Section 1.1502-6 (or analogous provisions of state, local or foreign Applicable Tax Laws), or as a successor, transferee or otherwise (the “Tax Indemnity”).

(b)Subject to the other provisions and limitations of this Article 11, after the Closing the Buyer and Buyer Parent shall, jointly and severally, indemnify, defend and hold harmless the Parent   and   its   Affiliates   and   their   respective   officers,   directors,   members,   managers,

shareholders, employees, agents and representatives (the “Seller Indemnified Parties”) from, against and in respect of any Loss which the Seller Indemnified Party suffers as a result of or arising from:

(i)any breach of any representation or warranty made by the Buyer and Buyer Parent in this Agreement; and

(ii)any breach of any covenant or agreement of the Buyer or Buyer Parent set forth in this Agreement.

Section 11.03 Limitations. Notwithstanding any provision of this Agreement to the contrary:

(a)Parent, on the one hand, and Buyer and Buyer Parent, on the other hand, as applicable, will not be required to indemnify any Person under Section 11.02(a)(i) or Section 11.02(b)(i), respectively, with respect to any Losses unless and until the individual Loss, together with all other Losses, exceeds $1,450,000 (the “Deductible”), and in such event the Parent, on the one hand, or Buyer and Buyer Parent, on the other hand, as applicable, will be responsible for only those indemnifiable Losses in excess of those counted towards the Deductible;

(b)the aggregate Liability of the Parent under Section 11.02(a)(i), or Buyer and Buyer Parent under Section 11.02(b)(i), respectively, for all Losses (other  than  Losses arising out of a breach of any Fundamental Representation) will not exceed an amount equal to $36,250,000;

(c)without limiting the foregoing, the limitations set forth in this Section 11.3 will also not apply to claims based upon intentional or willful misrepresentation of facts that constitutes common law fraud under Applicable Laws; and

(d)the Buyer Indemnified Parties shall not be entitled to seek indemnification from Parent with respect to any Losses suffered as a direct result of any election by the Buyer to consummate the transactions contemplated by this Agreement prior to the last date on which a Communications Regulatory Authority Consent becomes a Final Order.

Section 11.04  Indemnification Procedure as to Third Party Claims.

(a)Promptly after the assertion by any third party of any claim (a “Third Party Claim”) that results, or might upon the resolution of such Third Party Claim result in, Losses for which any Person entitled to indemnification under Section 11.02 (the “Indemnitee”) is entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”) (provided that failure to so notify the Indemnitors will only relieve the indemnification obligation if and to the extent such failure results in material prejudice with respect to such Third Party Claim) and prior to the fifteen (15)-month anniversary of the Closing Date, the Escrow Agent.

(b)The Indemnitors may, at its option and upon acknowledging in writing to the Indemnitee’s  reasonable  satisfaction  the  Indemnitor’s  responsibility  for  the  entirety  of  any amounts payable to any third party with respect to such Third Party Claim (without regard to any threshold or limitation contemplated by Section 11.02(a) or (b), as the case may be), assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel reasonably acceptable the Indemnitee and the payment of reasonable expenses). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor. If (i) the Indemnitor does not assume such defense, or notifies the Indemnitee within 30 days after the date notice is provided pursuant to Section 11.04(a) that the Indemnitor does not assume such defense, (ii) the Indemnitor having assumed such defense but failed to contest such Third Party Claim in good faith with legal counsel reasonably acceptable to Indemnitee (and Indemnitee’s consent shall not be unreasonably withheld or delayed), then the Indemnitee shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnitor) to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the reasonable cost and expense of the Indemnitor); it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. In all cases, the party without the right to control the defense of the Third Party Claim may retain counsel of its choice at its own expense, and may participate in the defense of such Third Party Claim.

(c)Notwithstanding Section 11.04(b) above, if, with respect to a Third Party Claim: (i) such Third Party Claim seeks an injunction or other equitable remedies other than monetary damages in respect of the Indemnitee or its business; (ii) such Third Party Claim is reasonably likely to result in liabilities that, taken with other then existing claims under this Article 11, will not be fully indemnified hereunder; (iii) the Indemnitee has been advised by counsel in writing that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of the Third Party Claim; (iv) such Third Party Claim involves a Permit or Governmental Authority; or (v) such Third Party Claim seeks a finding or admission of a violation of Applicable Law by the Indemnitee or any of its Affiliates, then, in each such case (A) the Indemnitee alone shall be entitled, but not obligated, to contest and defend, such Third Party Claim in the first instance, with counsel of its choosing and reasonably acceptable to the Indemnifying Parties, at the expense of the Indemnifying Parties; it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim, and (B) if the Indemnitee does not contest and defend such Third Party Claim, the Indemnitor shall then have the right to contest and defend such Third Party Claim.

(d)The Indemnitee and the Indemnitor shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e)Notwithstanding anything in this Section 11.04 to the contrary, neither the Indemnitor nor the  Indemnitee may, without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third Party Claim for which indemnification is sought, or permit a default judgment, or consent to entry of any judgment. If a settlement offer solely for money damages is made by the applicable third- party claimant, and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may decline to accept the settlement offer and may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate Liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay under this Agreement will be limited to the lesser of (i) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim incurred with respect to costs and expenses of investigation, collection, prosecution, determination and defense thereof (including reasonable legal, accounting and other professional fees) through the date of its rejection of the settlement offer, or (ii) the aggregate Losses of the Indemnitee with respect to such Third Party Claim.

(f)Notwithstanding anything contained in this Section 11.04 to the contrary, for (i) any matter identified on Schedule 3.06 and identified with an asterisk (*) (each, a “Tax Claim”), and (ii) any Action or other matter set forth on Schedule 3.07 that remains open after the Closing (collectively with the Tax Claims, the “Retained Litigation”), (A) Parent shall control, prosecute and defend against, the Retained Litigation on behalf of the Company and the Seller Entities, including, without limitation, any settlement of the Retained Litigation; provided, that, no compromise or settlement of the Retained Litigation may be effected without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed provided that such compromise or settlement involves the payment of money damages only and includes mutual general releases), (B) Parent shall actively and diligently conduct the prosecution or defense, as applicable, of the Retained Litigation, (C) Parent shall keep the Buyer reasonably informed as to the status of the Retained Litigation (including, without limitation, by participating in monthly meetings with Buyer to discuss status and strategy) and copy Buyer on all correspondence relating thereto, (D) Buyer shall be entitled to participate in, and be present at, conference calls and meetings concerning the Retained Litigation, and (E) the Buyer shall be entitled to retain separate legal counsel and other advisors for purposes of keeping itself reasonably apprised as to the rights and obligations of the Buyer Indemnified Parties with respect to the Retained Litigation, and the Buyer shall bear all of the costs and expenses of such counsel and other advisors.

Section 11.05 Non-Third Party Claims. If a claim for Losses (a “Claim”) is to be made by any Indemnitee that does not involve a third party, such Indemnitee shall give written notice (a “Claim Notice”) to the Parent if the Claim Notice is being given by a Buyer Indemnified Party and to Buyer and Buyer Parent if the Claim Notice is being given by a Seller Indemnified Party, in each case, promptly after such Indemnitee becomes aware of any fact, condition or event giving rise to Losses for which indemnification may  be  sought  under Section 11.02(a) or 11.02(b), which Claim Notice shall specify in reasonable detail, to the extent reasonably practicable at such time, the amount of the Claim and the Losses included in the amount so stated, the date (if any) such item was incurred or suffered, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related. The failure of any Indemnitee to give timely notice hereunder shall not affect such Indemnitee’s rights to indemnification hereunder, except to the extent the applicable Indemnitor is actually prejudiced by such delay or failure, and the amount of reimbursement to which the Indemnitee is entitled shall be reduced by the amount, if any, by which the Indemnitee’s Losses would have been less had such Claim Notice been timely given. If the applicable Indemnitor notifies the Indemnitee that it does not dispute the claim described in such Claim Notice or fails to respond within 30 days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a liability of the Indemnitor under Section 11.02(a) or 11.02(b), as applicable. If the applicable Indemnitor disputes its liability with respect to such Claim or the estimated amount of such Losses pursuant to this Section 11.05, the parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within 90 days following receipt of such Claim Notice, then the Indemnitor and the Indemnitee may seek legal redress in accordance with the terms of this Agreement.

Section 11.06 Adjustments; Subrogation; Regarding the Net Working Capital Amount.

(a)For purposes of calculating amounts recoverable from an Indemnitor, Losses will be measured net of any amounts actually recovered (and not simply recoverable) after deducting collection costs and expenses, including any deductible amount, and any resultant increase in insurance premiums, by the Indemnitee for the Losses for which such indemnification payment is payable under any insurance policy, warranty or indemnity from any third party (each such source, a “Collateral Source”). In the event that a recovery or payment from a Collateral Source is received by an Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified by any Indemnitor hereunder, then a refund equal to the aggregate amount of the recovery (after deducting collection costs and expenses, including any deductible amount, and any resultant increase in insurance premiums), up to the amount paid by the Indemnitor to the Indemnitee, shall be made promptly by such Indemnitee to such Indemnitor. Notwithstanding anything to the contrary contained herein, all such amounts actually recovered shall count against the Deductible.

(b)If (i) Indemnitee is a Buyer Indemnified Party and (ii) a Loss is covered by a Seller Insurance Policy, Indemnitee shall seek full recovery and payment of such Loss from such Seller Insurance Policy to the same extent as it would if such Loss were not subject to indemnification hereunder. The Buyer and the Company shall not terminate or cancel any Seller Insurance Policy. For purposes hereof, “Seller Insurance Policy” means any insurance policy in effect for periods prior to the Closing to the extent the premiums therefor have been paid in full by the Company or a Seller Entity prior to the Closing.

(c)All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price.

(d)Notwithstanding anything to the contrary contained in this Article 11, there shall be no recovery for any Loss or alleged Loss by the Buyer under Section 11.02, and the Loss shall not be included in meeting the Deductible hereunder, to the extent such item has been included in the calculation of the Net Working Capital Amount, including reserves and accruals, as determined pursuant to Section 2.05.

Section 11.07 Surviving Company. The parties acknowledge and agree that, if the Company or any Seller Entity suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Company or Seller Entity as an Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the Membership Interest, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.

Section 11.08  Limitation of Recourse.

(a)Except for (i) claims arising from intentional or willful misrepresentation of facts that constitutes common law fraud under Applicable Laws, committed by a party hereto (ii) specific performance of obligations to be performed in accordance with the terms of this Agreement, (iii) claims by any party for equitable relief as permitted by this Agreement, and (iv) the purchase price adjustment provisions of Section 2.05 (none of which shall not be limited or impeded by this Article 11), the indemnification provided by this Article 11 shall be the sole and exclusive remedy for any Losses of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made in this Agreement or in any Related Agreement, and except as set forth in this Article 11, the parties hereto waive any and all rights and claims they may have against the other parties hereto with respect thereto, including claims and rights for contribution, indemnity or other rights of recovery.

(b)No claim shall be brought or maintained by any party hereto or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or Schedule hereto or any certificate delivered hereunder.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by confirmed facsimile or email transmission to the extent facsimile numbers and/or email addresses are provided below or subsequently designated) and shall be given, in each case to the appropriate address(es) and facsimile number(s) set forth below (or to such other address(es) and facsimile number(s) as a party may designate by notice, given as provided herein, to the other parties hereto):

if to the Buyer, Buyer Parent or, following the Closing, the Company, then to:

Atlantic Tele-Network, Inc.

600 Cummings Center

Beverly, MA 01915

Attn:Bill Kreisher, Senior Vice President of Corporate Development

Email: legalnotices@atni.com

with  a copy to (which copies shall not constitute notice):

Atlantic Tele-Network, Inc.

600 Cummings Center

Beverly, MA 01915

Attn:Leonard Q. Slap, Senior Vice President & General Counsel

Email: legalnotices@atni.com

and

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn:    Matthew J. Gardella, Esq.

Fax: (617) 542-2241

or, if to the Company, prior to the Closing, or the Parent, then to:

National Rural Utilities Cooperative Finance Corporation

20701 Cooperative Way

Dulles, VA 20166

Attn:    Steven L. Lilly, Senior Vice President Fax: (703) 467-5178

with  a copy to (which copies shall not constitute notice):

National Rural Utilities Cooperative Finance Corporation

20701 Cooperative Way

Dulles, VA 20166

Attn: Roberta B. Aronson, General Counsel

Fax: (703) 467-5651

and

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas  75201

Attn:Toby Gerber

Fax:(214) 855-8200

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02  Amendments and Waivers.

(a)Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer, Buyer Parent, the Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03 Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement unless otherwise specified. The words “party” or “parties” shall refer to parties to this Agreement. References to Recitals, Articles, Sections, subsections, clauses, Schedules and Exhibits are to Recitals, Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words of one gender shall be held to include the other gender as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Dates and times set forth in this Agreement for the performance of the parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement.

Section 12.04 Expenses. Except as set forth in Section 8.02(e), all Transaction Costs shall be paid by the party incurring such Transaction Costs, whether or not the Closing occurs. Without limiting the foregoing, all costs and expenses associated with the consents, approvals, Filings, waivers or concessions required from any Person other than any Governmental Authority and set forth on Schedule 3.03(c) shall be borne exclusively by the Parent. All Transaction Costs which are incurred by the Company and the Seller Entities and which remain unpaid as of the Closing Date will be paid at the Closing as Closing Transaction Costs. Notwithstanding anything to the contrary set forth in this Agreement, all fees and expenses of the Escrow Agent shall be borne 50% by Buyer, on the one hand, and 50% by the Company prior to Closing (and included as Closing Transaction Costs) or, following the Closing, the Parent, on the other hand.

Section 12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, the Buyer may, without the prior written consent of any other party hereto, (i) assign any or all of its rights hereunder to one or more of Buyer Parent’s wholly- owned subsidiaries that are entities formed and existing in the United States, (ii) designate one or more of Buyer Parent’s wholly-owned subsidiaries that are entities formed and existing in the United States to perform its obligations hereunder, (iii) assign any or all of its rights to any Person that acquires all or substantially all of the business of the Buyer, and (iv) assign any or all of its rights hereunder to one or more financing sources; provided, that such assignment is not reasonably expected to have an adverse effect or delay on any Communications Regulatory Authority Consent; and, provided, further, that Buyer Parent may not assign its obligations under Article 4 without the Parent’s prior written consent.

Section 12.06 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto shall be governed by and construed in accordance with the laws of the United States applicable thereto and the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction.

Section 12.07 Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 12.01 and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Specific Performance, Remedies Not Exclusive. The parties acknowledge that the Buyer and Buyer Parent, on the one hand, and the Sellers, on the other hand, would be irreparably damaged if the provisions of this Agreement are not performed by the other parties hereto in accordance with their specific terms and that any breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Buyer and Buyer Parent (in the event of such a breach by the Sellers) and the Sellers (in the event of such a breach by the Buyer or Buyer Parent) shall be entitled to a decree of specific performance pursuant to which the Buyer and Buyer Parent or the Sellers, respectively, are ordered to affirmatively carry out their obligations under this Agreement, whether before or after the Closing, and each party hereto hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Any requirements for the securing or posting of any bond by a party hereto with such equitable remedy are hereby waived.

Section 12.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 12.11 Counterparts; Third Party Beneficiaries. This Agreement may  be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Except as otherwise specifically set forth herein, no provision of this Agreement (including specifically, but not limited to, Sections 7.02,  11.01,  11.02 and 11.03) is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.12 Entire Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers to be effective as of the day and year first above written.

COMPANY:

CARIBBEAN ASSET HOLDINGS, LLC

By: National Rural Utilities Cooperative Finance
Corporation, its sole and managing member

By:	/s/ Steven L. Lilly
Name:	Steven L. Lilly
Title:	Senior Vice President

PARENT:

NATURAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ Steven L. Lilly
Name:	Steven L. Lilly
Title:	Senior Vice President

BUYER:

ATN VI HOLDINGS, LLC

By:	/s/ Michael T. Prior
Name:	Michael T. Prior
Title:	Chief Executive Officer

BUYER PARENT:

ATLANTIC TELE-NETWORK, INC.

By:	/s/ Michael T. Prior
Name:	Michael T. Prior
Title:	Chief Executive Officer

Signature Page to Purchase Agreement